UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Silicon Laboratories Inc.
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Annual Meeting
of Stockholders

APRIL 23, 2026

Notice of Annual Meeting and Proxy Statement

CONNECTED

INTELLIGENCE

SILICON LABS

LETTER TO THE STOCKHOLDERS

Austin, Texas March 11, 2026

To the Stockholders of Silicon Laboratories Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Laboratories Inc. (“Silicon Labs” or “the Company”), a Delaware corporation, to be held virtually on April 23, 2026, at 9:30 a.m. Central Time for the purposes described in the Proxy Statement. There will be no in-person meeting. To participate in the Annual Meeting, please visit www.proxydocs.com/SLAB. In order to attend, you must register in advance at www.proxydocs.com/SLAB prior to the start of the meeting. Upon completing your registration, you will receive further instructions via email, including your unique links that will allow you access to the meeting and to submit questions during the meeting. During the Annual Meeting, you may vote your shares and submit questions via the question box provided on the virtual meeting website. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting website log-in page.

The 2026 Annual Meeting will focus on the items of business listed in the Notice of Annual Meeting of Stockholders and Proxy Statement that follows. We are sending this Proxy Statement to our stockholders on or about March 11, 2026. During the Annual Meeting we will also present a report on Silicon Labs’ performance and operations during 2025.

Whether or not you plan to attend the meeting, your vote is important. Instructions regarding the various methods of voting are contained in the Proxy, including voting by toll-free telephone number or the Internet. If you request and receive a paper copy of the Proxy by mail, you may also vote your shares by fully completing and returning the Proxy. You may revoke your Proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

R. Matthew Johnson

President, Chief Executive Officer and Director

Silicon Laboratories Inc.

Notice of Annual Meeting of Stockholders

Time	9:30 a.m., Central Time on Thursday, April 23, 2026

Place	Virtually at www.proxydocs.com/SLAB. In order to attend, you must register in advance at www.proxydocs.com/SLAB prior to the deadline of April 23, 2026 at 9:30 a.m. (Central Time).

Items of Business

1.  To elect two Class I directors to serve on the Board of Directors until our 2029 annual meeting of stockholders, or until a successor is duly elected and qualified;

2.  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2027;

3.  To vote on an advisory (non-binding) resolution to approve executive compensation;

4.  To approve amendments to the 2009 Stock Incentive Plan; and

5.  To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Voting

We have furnished proxy materials over the Internet where you may read, print and download our Annual Report and Proxy Statement at www.proxydocs.com/SLAB. On or about March 11, 2026, we mailed to our stockholders a notice containing instructions on how to vote and how to access our 2026 Proxy Statement and 2025 Annual Report. The notice also provides instructions on how you can request a paper copy of these documents. If you received your annual materials via email, the email contains voting instructions and links to the Annual Report and Proxy Statement on the Internet.

Who Can Vote

Only stockholders of record at the close of business on February 23, 2026 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices for a period of ten days before the Annual Meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY AND VOTE YOUR SHARES BY TELEPHONE, BY INTERNET, OR BY COMPLETING, SIGNING, DATING, AND RETURNING A PROXY CARD AS PROMPTLY AS POSSIBLE.

PROXY STATEMENT SUMMARY

This Proxy Statement Summary highlights information contained elsewhere in this proxy statement, which is first being sent or made available to stockholders on or about March 11, 2026. This summary does not contain all of the information you should consider, so please read the entire proxy statement carefully before voting.

2026 Annual Meeting of Stockholders

Date and Time	Location	Record Date

Thursday, April 23, 2026 9:30 a.m., Central Time	www.proxydocs.com/SLAB	February 23, 2026

Matters To Be Voted Upon

The following table summarizes the proposals to be voted upon at the 2026 Annual Meeting of Stockholders to be held on April 23, 2026 (the “Annual Meeting”) and the Board’s voting recommendations with respect to each proposal.

Proposals	Board Recommendation	Page Reference

1. Election of Directors	FOR each nominee	3

2. Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	15

3. Advisory Vote on Executive Compensation	FOR	17

4. Amendments to the 2009 Stock Incentive Plan	FOR	18

Director Nominees

	Age	Director Since	Independent	Committee Membership

Navdeep S. Sooch	63	1996	✓	• Corporate Development & Finance (Chair)

Nina Richardson	67	2016	✓	• Audit (Member) • Corporate Development & Finance (Member)

CORPORATE SUSTAINABILITY

2025 Business Highlights

We are a leader in secure, intelligent wireless technology for a more connected world. Our integrated hardware and software platform, intuitive development tools, unmatched ecosystem and robust support make us the ideal long-term partner in building advanced industrial, commercial, home and life applications. We make it easy for developers to solve complex wireless challenges throughout the product lifecycle and get to market quickly with innovative solutions that transform industries, grow economies and improve lives.

In 2025, we executed well, achieving 34% year-over-year revenue growth as many key design wins ramped into production and demand improved. Our results represented a meaningful step forward following the inventory-driven market correction in 2024 and reflected disciplined execution on the part of the Silicon Labs team.

We continued advancing our product roadmap in 2025, introducing several new and innovative solutions:

•	Our first Series 3 SoC, the SiXG301 family, the world’s first devices to achieve PSA Level 4 iSE/SE certification, designed to support Bluetooth LE, multiprotocol, and compute-intensive applications.

•	Our upcoming Series 3 SoC, the SiXG302, designed to deliver new levels of energy efficiency and wireless performance for battery-powered applications.

•	Our BG29 family of wireless SoCs, optimized for the smallest form factor Bluetooth LE applications.

•	Our FG23L Sub-GHz SoC, delivering secure long-range connectivity for high-volume applications.

•	Our Simplicity Platform, a next-generation suite of software tools with AI-augmented capabilities, designed to accelerate development and simplify embedded IoT system design.

Ethical and Responsible Governance

Silicon Labs integrates strong ethical and governance principles throughout our business. Silicon Labs has a strong corporate governance framework and a defined set of responsibilities aimed at fulfilling our mission of building a smarter, more connected world. Our Board of Directors oversees our corporate governance with specific responsibilities assigned to the Nominating and Corporate Governance (NCG) Committee, Compensation Committee, and the Audit Committee of the Board. Our Chief Executive Officer (CEO), Chief Financial Officer (CFO), Chief Legal Officer (CLO), and Chief People Officer (CPO) provide management-level oversight of governance matters across the Company and regularly report to the Board and its committees on governance and ethical matters.

CORPORATE SUSTAINABILITY

Corporate Sustainability

Guided by our shared values, we strive to “do the right thing” for our employees, customers, shareholders, and communities. We integrate sustainability principles throughout our business, driven by our stakeholders, who help us identify and prioritize sustainability-related issues. We routinely engage with our shareholders to better understand their sustainability views, carefully considering the feedback we receive and acting when appropriate. While we devote resources to a wide range of sustainability-related issues, our goals are focused in five strategic areas based on a materiality assessment by stakeholders: Product and Services Innovation, Environmental Management & Climate Change Mitigation, Employee Wellbeing, Supply Chain Management, and Ethics & Governance.

Our Board of Directors oversees corporate sustainability with specific duties delegated to the NCG Committee. The CFO is the executive sponsor of the Sustainability Steering Committee, which includes members of executive and senior management. The CFO and members of the Steering Committee report quarterly to the CEO and the Nominating and Governance Committee of the Board of Directors.

We report additional details on our sustainability commitments and progress in our annual Corporate Sustainability Report, available at: https://www.silabs.com/about-us/environmental-social-governance.

Creating a Culture of Innovation

Silicon Labs is a multi-national and multi-ethnic workforce, with sites and employees in more than a dozen countries. We believe a diversity of experiences and viewpoints leads to better solutions and is the cornerstone of innovation. We support a curious, high-performing culture with the resources employees need to grow their technical knowledge, build management skills, and achieve their development goals. Annually we host a three-day global technical symposium that is focused on bringing employees together from across the globe to share their best work and latest innovations. Employees collaborate and share expertise through an internal training program of virtual sessions and in-person workshops, and we host university professors and external speakers that help strengthen technical and professional skills to broaden knowledge, trigger creativity, and inspire innovation.

We are committed to fostering a representative and inclusive workplace that attracts and retains exceptional talent. These principles are also reflected in our employee training, with targeted curriculum on eliminating harassment, discrimination, and bias in the workplace. We’re committed to driving long-term change and accountability, and we conduct an annual employee engagement survey to inform our action plans.

•	Silicon Labs has been a certified Great Place to Work each year since 2017 and annually executes an employee engagement survey to assess progress.

•

We offer medical, dental, and vision insurance plans to fit the needs of employees and their families and provide broad benefit packages, including profit sharing, retirement, disability insurance, life insurance plans, and mental health and wellness plans.

•

We inspire creativity and innovation through a robust internal training program, including on-demand skills training, external speakers, technical certifications, mentoring and coaching, and leadership training.

•

Silicon Labs strives to foster an inclusive environment for all employees, supporting employee resource groups, mentorship opportunities, and inclusive leadership initiatives in the semiconductor industry.

•	We actively promote equitable practices in our recruitment, development, and promotion practices.

•	All Silicon Labs employees receive 24 hours of paid time off annually to volunteer, and we support our global philanthropy programs through local grants and board service.

PROXY STATEMENT

Matters to be Considered at Annual Meeting

Silicon Laboratories Inc. Proxy Statement

Annual Meeting of Stockholders to be held on April 23, 2026

General

The enclosed Proxy is solicited on behalf of the Board of Directors of Silicon Laboratories Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held virtually on April 23, 2026 at 9:30 a.m. Central Time at www.proxydocs.com/SLAB, or at any adjournment thereof. On or about March 11, 2026, we mailed to our stockholders a notice containing instructions on how to vote and how to access our 2026 Proxy Statement and 2025 Annual Report.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. On February 23, 2026, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 32,968,416 shares of our common stock were outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on February 23, 2026. The presence, or representation by proxy, of the holders of a majority of our shares entitled to vote is necessary to constitute a quorum at the Annual Meeting or at any adjournment thereof. Stockholders may not cumulate votes in the election of directors. The affirmative vote of a majority of the votes cast (including votes cast by proxy) at the Annual Meeting with respect to each director’s election is necessary for the election of such director. The affirmative vote of a majority of our shares present or represented by proxy at the Annual Meeting and entitled to vote will be required to approve Proposals Two, Three, and Four. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a Proxy submitted by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter). Abstentions and broker non-votes will be counted as present for purposes of determining a quorum for the transaction of business. Abstentions will have no effect on the election of directors but will be counted as shares “entitled to vote” and therefore will have the same effect as a vote against Proposals Two, Three, and Four. Broker non-votes will not be counted for purposes of determining whether each proposal has been approved.

Proxies

If the enclosed form of Proxy is properly signed and returned or you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not otherwise specify how the shares represented thereby are to be voted, the Proxy will be voted (i) FOR the election of the directors proposed by the Board of Directors, (ii) FOR the approval of the selection of Deloitte & Touche LLP as our independent registered public accounting firm,(iii) FOR the approval of an advisory resolution to approve executive compensation, and (iv) FOR the approval of the Amendment to the 2009 Stock Incentive Plan. You may revoke or change your Proxy at any time before the Annual Meeting by submitting a later-dated Proxy via the Internet, by telephone, by mail or by delivering a notice of revocation or another signed Proxy with a later date to our Corporate Secretary at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701. You may also revoke your Proxy by attending the Annual Meeting and voting during the meeting.

PROXY STATEMENT

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of Proxies by mail and the Internet may be supplemented by a solicitation by telephone or other means by directors, officers, or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit Proxies other than by mail and the Internet.

Deadline for Receipt of Future Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2027 annual meeting of stockholders and included in our proxy statement and form of proxy relating to that meeting must be received by us at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701, addressed to our Corporate Secretary, not later than November 11, 2026. These proposals must comply with the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”).

In addition, our bylaws establish advance notice procedures that must be complied with for stockholders to bring proposals that are not included in our proxy materials and nominations of persons for election as directors before an annual meeting of stockholders. In accordance with our bylaws, for a proposal or nominee not included in our proxy materials to be properly brought before the 2027 annual meeting of stockholders, a notice must be received by us at our principal executive offices at 400 West Cesar Chavez, Austin, Texas 78701, addressed to our Corporate Secretary, no later than November 11, 2026 and must contain the information specified in our bylaws. In addition to satisfying advance notice requirements under our bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than those nominees nominated by the Company must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 22, 2027, which is 60 days prior to the anniversary date of this Annual Meeting. Unless we receive notice in the manner specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our 2027 annual meeting of stockholders.

PROPOSAL ONE: ELECTION OF DIRECTORS

Proposal One: Election of Directors

General

The Board of Directors is divided into three classes, designated Class I, Class II and Class III, with staggered three-year terms. The term of office of the Class I Directors, Navdeep S. Sooch and Nina Richardson, will expire at this Annual Meeting. Mr. Sooch and Ms. Richardson have been nominated to continue as Class I Directors. The directors elected as Class I Directors at the Annual Meeting will each serve for a term of three years expiring at the 2029 annual meeting of stockholders, or until such director’s successor has been duly elected and qualified or until such director’s earlier death, resignation or removal.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event any of the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominees who may be designated by our present Board of Directors to fill the vacancies. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below.

Nominees for Class I Directors with a Term Expiring in 2026 (ages as of Annual Meeting date)

Navdeep S. Sooch, 63

Mr. Sooch co-founded Silicon Labs in August 1996 and has served as Chairman of the Board since our inception. Mr. Sooch served as Chief Executive Officer from August 1996 to December 2003 and as interim Chief Executive Officer from April 2005 to September 2005. Mr. Sooch also served as the CEO of Ketra, Inc., a private company in the field of solid-state lighting, from October 2011 to April 2018. Prior to founding Silicon Labs, Mr. Sooch held various positions at Crystal Semiconductor/Cirrus Logic, a designer and manufacturer of integrated circuits, including Vice President of Engineering and was a Design Engineer with AT&T Bell Labs. Mr. Sooch holds a B.S. in Electrical Engineering from the University of Michigan, Dearborn and an M.S. in Electrical Engineering from Stanford University.

Mr. Sooch brings to our board extensive experience as an executive, engineer, and semiconductor designer with valuable insights into our industry and Silicon Labs’ operations, as our founder and former CEO. Beyond his expertise in technology and as a public company executive leader, Mr. Sooch further contributes valuable insights in the areas of talent and culture.

Nina Richardson, 67

Ms. Richardson has served as a Director of Silicon Labs since 2016. Ms. Richardson was previously the Chief Operating Officer at GoPro from 2013 until 2015, where she led Engineering, Operations, Sales, Sales Operations, Support and Human Resources. Ms. Richardson also held a variety of executive positions at global EMS provider, Flex Ltd., including Vice President and GM where she managed several manufacturing plants in the U.S. and Mexico. Ms. Richardson is a board member of Resideo Technologies, Inc. (NYSE:REZI), a global provider and distributor of comfort and security solutions and Cohu, Inc. (NASDAQ:COHU), a global provider of back-end semiconductor equipment and services. Ms. Richardson is also a board member of Tonal, a privately held smart-fitness equipment and services company. Ms. Richardson was previously a director of SGI, until its sale to HPE, Callidus Cloud, until its sale to SAP, Zayo Group and Eargo (NASDAQ:EAR). Ms. Richardson holds a B.S. in Industrial Engineering from Purdue University and an Executive MBA from Pepperdine University.

Ms. Richardson has broad executive experience in manufacturing, engineering, and supply chain that complements our Company’s operations. Ms. Richardson brings valuable insights from her experiences as a director at several other publicly traded companies and particularly her governance, cybersecurity and environmental sustainability experience, having completed NACD’s Cybersecurity Certification and the Diligent Climate Leadership Certification. Ms. Richardson has scaled operations, talent and organizations in multiple geographies, bringing an important perspective in these areas.

Other Directors

Set forth below is information concerning our other Directors whose terms of office continue after this Annual Meeting.

Continuing Class II Directors with a Term Expiring in 2027 (ages as of Annual Meeting date)

R. Matthew Johnson, 50

Mr. Johnson has served as a Director and our Chief Executive Officer since January 2022 and has served as our President since April 2021. Mr. Johnson served as our Senior Vice President and General Manager of our Internet of Things business unit from July 2018 until he was promoted to President in April 2021. Before joining Silicon Labs, Mr. Johnson held leadership positions at NXP (NASDAQ:NXPI), Freescale, and Fairchild Semiconductor. Mr. Johnson holds a B.S. in Electrical Engineering Technology from the University of Maine and has completed executive programs at Harvard Business School and Stanford University. Mr. Johnson currently serves on the boards of Novanta (NASDAQ:NOVT) and the Semiconductor Industry Association.

Mr. Johnson has extensive technology and operations experience in various leadership positions throughout the semiconductor industry, most recently as our chief executive officer, and brings to the Board a thorough understanding of our people, products and markets worldwide.

Sumit Sadana, 57

Mr. Sadana has served as a Director of Silicon Labs since 2015, and as Lead Director since January 2022. Mr. Sadana has been the Executive Vice President and Chief Business Officer of Micron Technology, Inc. (NASDAQ:MU) since 2017. In 2022, Mr. Sadana served as Micron’s Interim Chief Financial Officer. Mr. Sadana has over 30 years of technology industry experience, including leadership positions at San Disk, Freescale Semiconductor and IBM. Mr. Sadana has a Bachelor of Technology degree in Electrical Engineering from the Indian Institute of Technology (IIT), Kharagpur (India) and an M.S. in Electrical Engineering from Stanford University.

Mr. Sadana brings to our board significant experience from diverse leadership roles across technology, engineering, operations, strategy, business development and P&L management as an executive in global technology and semiconductor companies. Mr. Sadana provides valuate insights in the areas of finance and accounting, M&A, culture and diversity, and global business supply chain.

Gregg Lowe, 63

Mr. Lowe has served as a Director of Silicon Labs since 2017. Mr. Lowe served as the President and Chief Executive Officer of Wolfspeed, Inc. (NYSE:WOLF), an innovator in silicon carbide semiconductors from 2017 until 2024. Mr. Lowe previously served as President and CEO of Freescale Semiconductor from June 2012 until its merger with NXP (NASDAQ:NXPI) in 2015. Mr. Lowe served as senior vice president and manager of the Analog business for Texas Instruments (NASDAQ:TXN) where he helped to direct the acquisition of National Semiconductor. During his 27 years at Texas Instruments, he held various leadership positions across field sales, automotive sales, marketing, and integrated circuits where he oversaw a global team with design centers and customers on every continent. Mr. Lowe currently serves on the boards of Power Integrations Inc. (NASDAQ:POWI), North Carolina A&T University, the Rock & Roll Hall of Fame in Cleveland, Ohio and St. Edward’s High School in Lakewood, Ohio. Mr. Lowe has a Bachelor of Science degree in electrical engineering from Rose-Hulman Institute of Technology in Terre Haute, Indiana and is a graduate from the Stanford Executive Program at Stanford University. Mr. Lowe has been recognized for his accomplishments in the community and within the semiconductor industry as the recipient of the Rose-Hulman Institute of Technology Career Achievement Award.

Mr. Lowe brings to our board extensive experience as a chief executive officer for publicly traded semiconductor companies. Mr. Lowe provides valuable insights from his experiences managing global operations including expertise in technology, marketing, sales, supply chain, and M&A.

Continuing Class III Directors with a Term Expiring in 2028 (ages as of Annual Meeting date)

William G. Bock, 75

Mr. Bock originally joined Silicon Labs’ Board of Directors in 2000 and served as Chairman of the audit committee until he joined the management team and was appointed CFO in 2006. Mr. Bock was re-appointed to the board of directors in mid-2011, returning as interim CFO in early 2013 and was then appointed President in mid-2013 before retiring from the management team in early 2016. Mr. Bock previously participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock currently serves as Chairman of the Board of SailPoint, Inc. (NASDAQ: SAIL) and Chairman of the Board of N-able Inc. (NYSE: NABL). Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University.

Mr. Bock brings more than 40 years of broad operational, financial and board of director experience to our board, specifically in the high-tech industry areas of systems, software and semiconductors. Mr. Bock has extensive experience as a board member and executive leader for public companies as well as M&A, including his time in venture capital. As a former Silicon Labs President and Chief Financial Officer, Mr. Bock brings to the board a thorough understanding of our operations and markets.

Christy Wyatt, 54

Ms. Wyatt has served as a Director of Silicon Labs since 2019. Since 2018, Ms. Wyatt has served as the President, Chief Executive Officer and a director of Absolute Security (previously NASDAQ:ABST). Ms. Wyatt currently is a director of Ericsson (NASDAQ:ERIC), a position she has held since 2023. Ms. Wyatt previously served as a director of Quotient Technology, Inc. (NYSE: QUOT), a digital promotions, media and analytics company, from July 2018 to April 2022. Ms. Wyatt previously served as Chairman, Chief Executive Officer and President of Good Technology Corporation from 2013, leading to its acquisition by Blackberry in 2015, and also served as President and Chief Executive Officer and Director of Dtex Systems, a threat detection company, from 2016 to 2018. Ms. Wyatt has held leadership positions in the technology industry within Citigroup, Motorola, Apple, Palm and Sun Microsystems and also served as a board member for Centrify. Ms. Wyatt was named “CEO of the Year” by the Globe and Mail in 2020, one of the “Top 50 Women in Saas” by the Software Report in 2019, a “Top 50 Women Entrepreneur in America” by Inc. Magazine, “CEO of the Year” by Information Security Global Excellence Awards and a “Most Influential Women in Wireless” by Fierce Wireless.

Ms. Wyatt’s CEO, director and officer experience provides our board expertise in global and international operating experience as well as cyber and security risk. Ms. Wyatt also has extensive technology expertise in hardware and software global technology product companies and contributes valuable insights in these areas.

Sherri Luther, 60

Ms. Luther joined the Silicon Labs Board of Directors in January 2022. Ms. Luther has served as the Chief Financial Officer and Treasurer of Coherent Corp. (NYSE:COHR), a global leader in materials, networking and lasers since 2024. Prior to Coherent, Ms. Luther served as the Chief Financial officer of Lattice Semiconductor (NASDAQ:LSCC), a global leader of low power programmable FPGAs since 2019. Prior to this role, Ms. Luther was a senior financial executive at Coherent Inc. (NASDAQ: COHR), most recently serving as Corporate Vice President of Finance where she oversaw large scale acquisitions and provided thought leadership and strategic direction across 40 global sites. Ms. Luther previously held various senior finance and accounting positions at companies including Quantum Corporation, Ultra Network Technologies and Arthur Andersen. Ms. Luther holds a Bachelor of Business Administration, with a dual major in Accounting and Finance, from Wright State University. Ms. Luther is a CPA (Certified Public Accountant), is NACD (National Association of Corporate Directors) Directorship Certified and graduated from the Executive MBA Program at Stanford University Graduate School of Business. Ms. Luther has been recognized for her high ethical and professional standards and received the “CFO of the Year” Award from the Business Journal in Portland, Oregon.

Ms. Luther brings to our board over 35 years of experience in strategic and financial operations, with an expertise in financial reporting, forecasting, SOX compliance, M&A, operations and supply chain management. As the CFO of a multinational public semiconductor company and qualified financial expert under SEC regulations, Ms. Luther contributes valuable insights in the areas of finance and accounting, capital allocation, investor relations as well as in risk management, cybersecurity, and sustainability.

PROPOSAL ONE: ELECTION OF DIRECTORS

Board Leadership/Independence

The Board of Directors’ current policy is to separate the role of Chairman of the Board from the role of Chief Executive Officer. The Board of Directors also finds it useful and appropriate to designate one of the independent members of the Board of Directors as Lead Director and has designated Mr. Sadana as such. The Lead Director’s duties include presiding over executive sessions of the Company’s independent directors and serving as principal liaison between the non-employee directors, the Chief Executive Officer and the Chairman of the Board on sensitive issues. The Board believes that the appointment of the Lead Director and the separation of the Chairman and Chief Executive Officer roles currently provides the most efficient and effective leadership model for the Company as it encourages free and open dialogue regarding competing views and provides for strong checks and balances. Specifically, the balance of powers among our Chief Executive Officer, Chairman of the Board and Lead Director facilitates the active participation of our independent directors and enables our Board of Directors to provide more effective oversight of management. The Board of Directors has determined that Messrs. Bock, Lowe, Sadana, and Sooch and Mses. Richardson, Wyatt and Luther are each independent as defined in the applicable Marketplace Rules of the NASDAQ Stock Market, Inc. Independent directors met in executive session without the Chief Executive Officer and other non-independent directors present on four occasions during fiscal 2025.

Committees and Meetings

During fiscal 2025, our Board of Directors held a total of eleven meetings. Our Board of Directors has an Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and a Corporate Development and Finance Committee. During fiscal 2025, each incumbent director attended at least 75% of the aggregate of (i) the meetings of the Board of Directors and (ii) the meetings held by all committees of the Board of Directors on which such director served.

Audit Committee. The Audit Committee is responsible for matters relating to the selection of our independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of our independent registered public accounting firm, compliance with our accounting and financial policies, and management’s procedures and policies relative to the adequacy of our internal accounting controls. The Committee also reviews the Company’s policies and practices with respect to risk management including cyber security risks. The members of the Audit Committee are Mr. Bock and Mses. Luther and Richardson. Mr. Bock serves as Chairman of the Audit Committee. The Board of Directors has determined that Mr. Bock and Ms. Luther are qualified as audit committee financial experts pursuant to Item 407 of Regulation S-K and as financially sophisticated audit committee members under Rule 5605(c)(2)(A) of the Marketplace Rules of the NASDAQ Stock Market, Inc. (the “Nasdaq Rules”). The Board of Directors has also determined that each of the members of the Audit Committee is independent as defined in the applicable Nasdaq Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board of Directors has adopted a written charter for the Audit Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. The Audit Committee held six meetings during fiscal 2025.

Compensation Committee. The Compensation Committee reviews and approves all compensation to be provided to our executive officers and makes recommendations to the Board of Directors regarding the compensation of our directors. In addition, the Compensation Committee has authority to administer our stock incentive plan and employee stock purchase plan. The members of the Compensation Committee are Messrs. Bock and Lowe and Ms. Wyatt. Ms. Wyatt serves as Chairman of the Compensation Committee. The Board of Directors has determined that each of the members of the Compensation Committee is independent as defined in the applicable Nasdaq Rules. The Board of Directors has adopted a written charter for the Compensation Committee, a current copy of which is located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Compensation Committee reviews and assesses the adequacy of its charter on an annual basis. The Compensation Committee held five meetings during fiscal 2025.

PROPOSAL ONE: ELECTION OF DIRECTORS

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee focuses on issues related to the composition, practices and operations of the Board of Directors. In addition, the Nominating and Corporate Governance Committee has the authority to consider candidates for the Board of Directors recommended by stockholders and to determine the procedures with respect to such stockholder recommendations. The Committee also reviews issues and developments related to corporate governance, environmental and social matters and recommends associated standards to the Board. The members of the Nominating and Corporate Governance Committee are Messrs. Lowe and Sadana and Ms. Luther. Mr. Lowe serves as Chairman of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member is independent as defined in the applicable Nasdaq Rules. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, a current copy of which is available on our Internet website under the “Investor Relations” page. The Nominating and Corporate Governance Committee recommended, and the Board of Directors approved, the Corporate Governance Policy, which is also located on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Nominating and Corporate Governance Committee held four meetings during fiscal 2025.

Corporate Development and Finance Committee. The Corporate Development and Finance Committee (the “Finance Committee”) reviews and makes recommendations to the Board of Directors regarding our capital structure, liquidity risk, financial strategies, investment and hedging policies, capital allocation decisions, strategic investments and dispositions, acquisitions and divestitures and similar opportunities for maximizing shareholder value. The members of the Corporate Development and Finance Committee are Mr. Sooch and Mses. Richardson and Wyatt. Mr. Sooch serves as Chairman of the Finance Committee. The Board of Directors has determined that each of the members of the Corporate Development and Finance Committee is independent as defined in the applicable Nasdaq Rules. The Board of Directors has adopted a written charter for the Corporate Development and Finance Committee, a current copy of which is available on our Internet website under the “Investor Relations” page. Our Internet website address is http://www.silabs.com. The Corporate Development and Finance Committee held three meetings during fiscal 2025.

Director Nomination

In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of the Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Nasdaq Rules. The Nominating and Corporate Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of the Board of Directors and such other criteria as is deemed relevant by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee includes, and has any search firm that it engages include, women and minority candidates in the pool from which the Committee selects director candidates. Our Corporate Governance Policy (approved by the Board of Directors) provides that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of experience, knowledge and skills. We do not have any other formal policy with respect to the diversity of our directors. The Nominating and Corporate Governance Committee considers the effectiveness of this policy and the effectiveness of the Board of Directors generally in the course of nominating directors for election. Our Corporate Governance Policy provides that directors that are public company executive officers should not serve on more than one public company board (in addition to serving on our Board of Directors) and other directors should not serve on more than three public company boards (in addition to serving on our Board of Directors).

Any member of our Board of Directors may resign at any time by delivering written notice to us. When a director resigns, a majority of the directors remaining in office have the power to reduce the size of the Board to remove

PROPOSAL ONE: ELECTION OF DIRECTORS

the vacancy or to fill the vacancy, in which case the director so elected shall hold office for the unexpired portion of the term of the resigned director.

Particular Competencies

Industry/Market Experience	●	●	●	●	●	●	●	●

Technology – hardware	●	●	●	●	●	●	●

Technology – software	●	●		●		●		●

Public Company Executive Leadership	●	●	●	●	●	●	●	●

Sales and Marketing			●			●		●

Financial Literacy, Capital Allocation and M&A	●	●	●	●	●	●	●	●

Talent and Culture	●	●	●	●	●	●	●	●

Supply Chain				●	●	●

Global Business	●		●	●	●	●	●	●

Sustainability				●	●			●

Cyber Security	●			●	●			●

Competencies	Value to Silicon Labs

Industry/Market Experience	Experience in the semiconductor industry and our end markets provides relevant understanding of our business, strategy, and customer dynamics.

Technology — Hardware	Our mixed signal technology is used in a wide variety of products and technologies. Experience in hardware technologies helps us to evaluate product strategies.

Technology — Software	Increasingly, software applications are critical to the success of our business. Experience in software technologies helps us evaluate development, product security, and business models.

Public Company Executive Leadership	Public company executive experience provides important understanding of leadership, governance and best practices that are pertinent to our business.

Sales and Marketing	We have a diverse, global customer base and experience in sales and marketing provides relevant perspective to our sales and marketing strategies.

Financial Literacy, Capital Allocation and M&A	We are often involved in complex financial transactions and operate in a dynamic M&A environment, and can benefit from strong financial oversight and knowledge of financial and accounting principles.

Talent and Culture

Experience and knowledge of best practices in the areas of talent management, public company compensation structures and culture support our goals to recruit, retain and maintain a diverse, inclusive and engaged highly-skilled workforce in a competitive environment.

Supply Chain	With global operations and customers in several countries, global business and supply chain expertise helps us understand opportunities and challenges.

Global Business	Global business leadership experience leads to a deeper knowledge of global industry dynamics and international business issues which are increasingly important in this macroeconomic environment.

Sustainability	Experience in environmental sustainability supports our programs and initiatives to align with our corporate strategy and considerations of our employees, customers, suppliers and investors.

Cyber Security	Cyber security competencies are critical in overseeing our enterprise risk program and cyber threats to our product, and the security of our assets and operations.

PROPOSAL ONE: ELECTION OF DIRECTORS

Background
Tenure/Age

Years on the Board	14	5	8	4	9	10	29	6

Age	75	50	63	60	67	57	63	54

Gender

Female				●	●			●

Male	●	●	●			●	●

Did not Disclose Gender

Racial/Ethnic/Nationality/Other Forms of Diversity:

African American or Black

Alaskan Native or Native American

Asian (other than South Asian)

South Asian						●	●

Hispanic or Latinx

Native Hawaiian or Pacific Islander

White/Caucasian	●	●	●	●	●			●

Two or More Races or Ethnicities

LBGTQ+

Persons with Disabilities

Did not Disclose Demographics

In identifying potential director candidates, the Nominating and Corporate Governance Committee considers recommendations made by current directors and officers. In addition, the Nominating and Corporate Governance Committee may engage a third-party search firm to identify and recommend potential candidates. The Nominating and Corporate Governance Committee includes, and has any search firm that it engages include, women and minority candidates in the pool from which the committee selects new director candidates. Finally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee must provide written notice not later than November 11, 2026, to the Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residence address of the recommended candidate, (ii) the principal occupation or employment of such recommended candidate, (iii) the class and number of shares of the corporation, if any, which are beneficially owned by such recommended candidate, (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors.

In addition, such notice must contain (i) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such nomination, (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder, (iv) any material interest of the stockholder in such recommendation and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the

PROPOSAL ONE: ELECTION OF DIRECTORS

Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Attendance at Annual Meetings

The Board of Directors encourages all directors to attend our annual meetings of stockholders, if practicable and make themselves available to address stockholder questions. All of the directors in office at the time of the 2025 annual meeting of stockholders attended such meeting.

Stockholder Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication and (iii) the class and number of shares of the corporation that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is deemed unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. Our Code of Business Conduct and Ethics is located on our website under the “Investor Relations” page. Our website address is http://www.silabs.com.

Risk Management

Our Board of Directors oversees our management, which is responsible for the day-to-day issues of risk management. The Board has empowered its committees with oversight responsibility for risks specific to each committee’s area of focus as set forth in its charter. Although each committee is responsible for evaluating and overseeing the management of certain risks, the entire Board is regularly informed of such risks through committee reports, presented regularly at Board meetings, and through regular communication with management. Such oversight is facilitated in large part by the Audit Committee, which receives reports from management, the internal audit team, the Chief Information Officer, the Chief Information Security Officer and the Company’s independent registered public accounting firm. In addition, members of management (including the Chief Executive Officer, Chief Financial Officer and Chief Legal Officer) may also report directly to the Board of Directors on significant risk management issues. Specifically, the following committees have risk oversight responsibility for the following matters:

•	The Audit Committee oversees the Company’s enterprise-wide financial risks and reviews cybersecurity risks

•	The Compensation Committee is responsible for the Company’s executive compensation programs and oversees and evaluates risks in connection with such programs

PROPOSAL ONE: ELECTION OF DIRECTORS

•	The Nominating and Corporate Governance Committee oversees the Company’s overall sustainability profile and strategy, as well as governance practices

•	The Corporate Development and Finance Committee oversees strategic transactions, including those that may impact our capital position, as well as our investment and hedging policies

Director Compensation and Indemnification Arrangements

Our 2009 Stock Incentive Plan, as approved by our stockholders, limits the maximum grant date fair value of awards payable in our common stock and cash compensation for all services as an independent director that may be provided to each of our independent directors to $750,000 in each calendar year. On the date of the 2025 annual meeting of stockholders, the Board of Directors granted each non-employee director a Restricted Stock Unit (“RSU”) award under the 2009 Stock Incentive Plan covering a number of shares of the Company’s common stock equal to $200,000 (or $255,000 for the Chairperson of the Board) divided by the average closing price of the Company’s common stock during the 30 trading days ending on the second trading day preceding the grant date. Accordingly, as Chairman of the Board, Mr. Sooch received a grant of 2,349 RSUs and Messrs. Bock, Lowe, Sadana and Mses. Luther, Richardson and Wyatt each received a grant of 1,843 RSUs on the date of the 2025 annual meeting of stockholders. The RSU awards vest on the earlier of the first anniversary of the date of grant and the date that is one day prior to the annual meeting of stockholders in the year following the date of grant. Each of our non-employee directors will receive RSU awards at our 2026 Annual Meeting using the same grant criteria and with the same vesting schedule as the 2025 annual meeting awards.

During 2025, our non-employee director compensation program consisted of the following cash compensation: (i) $55,000 per person per year, (ii) an additional $25,000 per year for the Chairman of the Audit Committee, (iii) an additional $9,000 per year for each Audit Committee member (excluding the Chairman), (iv) an additional $25,000 per year for the Chairman of the Compensation Committee, (v) an additional $9,000 per year for each Compensation Committee member (excluding the Chairman), (vi) an additional $10,000 per year for the Chairman of the Nominating and Corporate Governance Committee, (vii) an additional $5,000 per year for each Nominating and Corporate Governance Committee member (excluding the Chairman), (viii) an additional $20,000 per year for the Lead Director (ix) an additional $10,000 per year for the Chairman of the Corporate Development and Finance Committee, (x) an additional $5,000 per year for each Finance Committee member (excluding the Chairman) and (xi) an additional $20,000 per year for the Chairman of the Board. Payments under the cash compensation plan are generally paid in equal quarterly installments on the last day of each fiscal quarter and are pro-rated if the individual serves less than the full year in a position.

In addition to the above compensation, we also reimburse non-employee directors for all reasonable out-of-pocket expenses incurred for attending board and committee meetings.

Stock Ownership Guidelines for Non-Employee Directors

We have stock ownership guidelines for our Directors requiring them to hold Silicon Labs equity with a value equal to four times their annual cash retainer following a phase in period.

PROPOSAL ONE: ELECTION OF DIRECTORS

The following table provides summary information on compensation earned by each non-employee member of our Board of Directors in fiscal 2025.

Director Compensation Table for Fiscal 2025

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)

William G. Bock	89,000	191,451	280,451

Gregg Lowe	74,000	191,451	265,451

Sherri Luther	69,000	191,451	260,451

Nina Richardson	69,000	191,451	260,451

Sumit Sadana	80,000	191,451	271,451

Navdeep S. Sooch	85,000	244,014	329,014

Christy Wyatt	85,000	191,451	276,451

(1)

Represents RSU awards. Amounts shown do not reflect compensation actually received by the director but represent the grant date fair value as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC Topic 718”). The assumptions underlying the calculation are discussed under Note 14, Stock-Based Compensation, of the Company’s Form 10-K for the fiscal year ended January 03, 2026.

RECOMMENDATION OF THE BOARD OF DIRECTORS OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR CLASS I DIRECTORS AS LISTED ABOVE.

PROPOSAL TWO: RATIFICATION of APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed the firm of Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending January 2, 2027. Deloitte has served as our independent registered public accounting firm since being appointed on March 3, 2025. A representative of Deloitte is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Changes in Certifying Accountant On March 3, 2025, our Audit Committee dismissed Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm. The reports of Ernst & Young on the consolidated financial statements of the Company and its subsidiaries as of and for the fiscal years ended December 28, 2024 and December 30, 2023 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal years ended December 28, 2024 and December 30, 2023, there were: (i) no disagreements within the meaning of Item 304(a)(1)(iv) of Regulation S-K between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, any of which, if not resolved to Ernst & Young’s satisfaction, would have caused Ernst & Young to make reference thereto in their reports, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K, except that Ernst & Young’s report for the year ended December 30, 2023 indicated that the Company did not maintain effective internal control over financial reporting as of the year then ended because of the effect of a material weakness related to the Company’s inventory accounting.

We previously provided Ernst & Young with a copy of the above disclosures as included in our Form 8-K filed with the SEC on March 6, 2025 and requested Ernst & Young to furnish us with a letter addressed to the SEC stating whether Ernst & Young agreed with the statements made by us in response to Item 304(a) of Regulation S-K and, if not, stating the respects in which it does not agree. A copy of Ernst & Young’s letter, dated March 6, 2025, is attached as Exhibit 16.1 to that Form 8-K.

On March 3, 2025, our Audit Committee approved the appointment of Deloitte as the Company’s independent registered public accounting firm for the fiscal year ending January 3, 2026. During the Company’s fiscal years ended December 28, 2024 and December 30, 2023, neither the Company nor anyone acting on its behalf consulted with Deloitte regarding: (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any “reportable event” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Fees of Independent Registered Accounting Firms for 2025 and 2024

The following table presents fees for professional services rendered by Deloitte for 2025 and Ernst & Young for 2024:

	2025 ($)	2024 ($)

Audit fees	1,616,400	2,195,400

Audit-related fees	8,200	26,500

Tax fees	6,200	125,200

All other fees	2,100	3,800

Total	1,632,900	2,350,900

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees. Audit fees relate to services rendered in connection with the audits of the annual consolidated financial statements and internal control over financial reporting included in our Form 10-K, the quarterly reviews of financial statements included in our Form 10-Q filings, fees associated with SEC registration statements, assistance in responding to SEC comment letters, accounting consultations related to audit services and statutory audits required internationally.

Audit-Related Fees. Audit-related fees include services for assurance and other related services, such as consultations concerning financial accounting and reporting matters and due diligence related to mergers and acquisitions.

Tax Fees. Tax fees include services for tax compliance, research and technical tax advice.

All Other Fees. All other fees include the aggregate fees for products and services provided by Deloitte and Ernst & Young that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

The Audit Committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The Audit Committee reviews and approves the independent registered public accounting firm’s retention to perform attest services, including the associated fees. The Audit Committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the Committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. The Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Committee in the event that a need arises for pre-approval between Committee meetings. If the Chairman so approves any such engagements, he or she will report that approval to the full Audit Committee at its next meeting. During fiscal 2025, all such services were pre-approved in accordance with the procedures described above.

Our Audit Committee reviewed the fees described above and believes that such fees were compatible with maintaining the independence of Deloitte and Ernst & Young.

Stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirement. However, the appointment of Deloitte is being submitted to the stockholders for ratification. If the stockholders fail to ratify the appointment, it will be considered a recommendation to the Audit Committee to reconsider its retention of the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be appropriate.

RECOMMENDATION OF THE BOARD OF DIRECTORS

UPON THE RECOMMENDATION OF OUR AUDIT COMMITTEE, OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP TO SERVE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 2, 2027.

PROPOSAL THREE: ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal Three: Advisory Vote on Executive Compensation

Pursuant to Section 14A of the Exchange Act, stockholders are entitled to an advisory (non-binding) vote on compensation programs for our named executive officers (sometimes referred to as “say on pay”). Our Board of Directors has determined that it will include this “say on pay” vote in the Company’s proxy materials annually, pending consideration of future advisory stockholder votes on the frequency of this say-on-pay vote.

Although the vote is non-binding, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate, and retain the Named Executive Officers, who are critical to our success. Under this program, the Named Executive Officers are rewarded for the achievement of strategic and operational objectives and the realization of increased stockholder value. Please read the Compensation Discussion and Analysis and the accompanying compensation tables beginning on page 36 of this Proxy Statement for additional information about our executive compensation program, including information about the compensation of the Named Executive Officers in fiscal 2025.

The Compensation Committee regularly reviews our executive compensation program to ensure that it achieves the desired goal of aligning our executive compensation structure with the interests of our stockholders and current market practices.

We are asking our stockholders to indicate their support for the compensation of the Named Executive Officers as described in this Proxy Statement. This proposal gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. Please note that this vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

Our Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed in this Proxy Statement is hereby approved.”

RECOMMENDATION OF THE BOARD OF DIRECTORS OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE ABOVE RESOLUTION.

PROPOSAL FOUR: PROPOSAL TO APPROVE AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN

Proposal Four: Amendment to the 2009 Stock Incentive Plan

Our stockholders are being requested to approve the amendment and restatement of the 2009 Stock Incentive Plan (the “2009 Plan”) to (a) authorize 1,400,000 additional shares of common stock for issuance under the 2009 Plan and (b) extend the term of the 2009 Plan during which any awards may be granted until the tenth anniversary of the date of the 2026 Annual Meeting. If the amendment and restatement is not approved by stockholders at the 2026 Annual Meeting, no new shares will be added and awards will continue to be granted under the 2009 Stock Incentive Plan as approved by stockholders at the 2021 Annual Meeting.

This Proposal Four amendment and restatement of our 2009 Plan is to address our on-going share needs as a standalone company without consideration of the Agreement and Plan of Merger announced on February 4, 2026. Our Board of Directors (“Board”) believes the continued ability to grant equity awards is an essential tool for the Company to attract and retain the high-caliber employees, officers and directors critical to the Company’s success. In order to have an appropriate supply of shares available for equity awards under the 2009 Plan to recruit, hire, and retain the talent necessary to achieve strong performance in the future, our Board believes the Company will need to reserve under the 2009 Plan the additional shares for which stockholder approval is being sought.

Material Changes to the 2009 Plan

The following summary highlights the proposed material changes to the 2009 Plan.

1.	The cumulative number of shares reserved for issuance pursuant to awards has been increased by 1,400,000 shares to 14,770,000 shares.

2.	The term of the 2009 Plan has been extended to ten years from the date of the 2026 Annual Meeting during which new awards may be granted under the 2009 Plan.

Key Terms of the Plan at a Glance

The following is a summary of the key provisions of the 2009 Plan, as set forth and stated herein.

Plan Term:

The 2009 Plan, as amended, will become effective on the date the stockholders approve the amendment and will continue in effect until terminated by the Board, but no new awards may be granted after the 10th anniversary of stockholder approval of the amendment.

Eligible Participants:

Employees, non-employee directors, and consultants of the Company and its subsidiaries and affiliates generally are eligible to receive each type of award offered under the 2009 Plan. Only employees of the Company or a subsidiary are eligible to receive “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) (ISOs), under the 2009 Plan.

Shares Available for Awards:

An aggregate of 14,770,000 shares of common stock will have been made available under the 2009 Plan from its original adoption in 2009, subject to adjustment in the event of certain changes in the capitalization of the Company. Each share subject to an award (whether an option or full value award) granted after the amendment and restatement of the 2009 Plan on April 20, 2017, reduces the number of shares remaining available for grant by one share.

Award Types:	• Options • Restricted stock

PROPOSAL FOUR: PROPOSAL TO APPROVE AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN

• Restricted stock units • Stock appreciation rights • Performance-based awards • Other share-based awards

Award Terms (Exercisability Period):

Options and Stock Appreciation Rights (SARs) have a term of no longer than 10 years. ISOs granted to 10% owners will have a term of no longer than five years. All other awards have the terms set forth in the applicable award agreement and in the 2009 Plan.

ISO Limits:	No more than the maximum number of shares reserved for issuance may be issued upon the exercise of incentive stock options granted under the 2009 Plan.

Plan Term:

The 2009 Plan limits awards granted to an individual participant in any calendar year to:

1.  No more than 1,000,000 shares subject to any award;

2.  No more than $30,000,000 payable in cash with respect to any award.

Non-Employee Director Award Limit:

The sum of the grant date fair value of all awards payable in our common stock and the maximum amount that may become payable pursuant to all cash-based awards that may be granted under the 2009 Plan to an independent director, together with other cash compensation for services as a director, during any calendar year will not exceed $750,000.

Vesting:

The 2009 Plan mandates a minimum one-year vesting period for all awards, except for (1) 5% of the number of shares authorized under the 2009 Plan, (2) substitute awards, (3) awards that can be settled only in cash, (4) awards granted to independent directors that vest in connection with the next annual meeting held at least 50 weeks following the grant, (5) immediately vested awards granted in lieu of cash compensation, (6) awards adjusted for a Company capital structure change and (7) awards whose vesting is accelerated in connection with a change in control of the Company or in the event of the participant’s death or disability.

Performance-based Awards:	Performance-based awards granted under the 2009 Plan require achievement during a performance period performance goals based on company or individual performance criteria selected by the Committee.

Change in Control:	The 2009 Plan does not contain a “liberal” definition of “change in control” and therefore a merger or other change in control must actually be consummated.

Not Permitted:

1.  Repricing or reducing the exercise price of a share option or SAR below the per share exercise price as of the date of grant without stockholder approval.

2.  Canceling, surrendering, substituting or repurchasing any outstanding option or SAR in exchange for the grant of a new award with a lower exercise price or for a cash payment without stockholder approval.

3.  Adding shares back to the number of shares available for issuance when (i) shares covered by an award are tendered or withheld in payment of the purchase price or tax withholding for the exercise or settlement of an award, (ii) shares are not issued or delivered as a result of net settlement of an outstanding award, and (iii) shares are repurchased on the open market with the proceeds of the exercise of an option.

Dividends/Dividend Equivalents:	The 2009 Plan prohibits payment of dividends or dividend equivalents on any award that is not vested or that does not become vested in accordance with its terms.

PROPOSAL FOUR: PROPOSAL TO APPROVE AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN

Request for Additional Shares, Dilution and Overhang

The 2009 Plan is the Company’s only active employee equity plan (other than its Employee Stock Purchase Plan), and as of February 15, 2026, we had approximately 738,906 shares remaining for issuance under the 2009 Plan. As of February 15, 2026, there were 1,527,806 full value awards (i.e., awards other than options or stock appreciation rights) that were unvested and outstanding, including zero earned and 310,738 unearned shares subject to performance-based awards at target number of shares. There were no options or stock appreciation rights outstanding.

In determining the 1,400,000 new shares of common stock to be added the 2009 Plan, management analyzed various factors, including potential dilution, industry plan cost standards, historical grant practices and anticipated equity compensation needs, as well as information and guidelines from proxy advisory firms.

The potential dilution to current stockholders (or overhang) that could result from the future issuance of shares available under the 2009 Plan, in addition to shares subject to awards outstanding under the 2009 Plan, would be approximately 10.01%. This percentage is calculated on a fully-diluted basis, by dividing 3,666,712, which is the sum of the 1,527,806 shares underlying outstanding equity awards and the 2,138,906 shares that would be available for future awards under the 2009 Plan if the 1,400,000 new shares requested by this proposal is approved by stockholders (together, the numerator), by 36,635,128 which is the sum of 32,968,416 shares of Company common stock outstanding as of February 15, 2026 and the number of shares in the numerator.

In reviewing our historical grant practices (including application of our prior share counting rules), we determined that we have issued approximately 12.5 million shares, net of cancellations, under the 2009 Plan between its inception and January 3, 2026, including almost 1.7 million shares in the last three fiscal years. Excluding the effect of our share counting rules under the 2009 Plan prior to April 20, 2017 (whereby every share subject to full value award was counted as 1.55 shares), we have issued approximately 10.4 million shares and 1.7 million shares, respectively, during the aforementioned periods.

Based on these factors, the new shares requested for the 2009 Plan together with shares still available under the 2009 Plan are expected to meet the Company’s equity grant needs for approximately 3.6 years. The shares reserved may, however, last for more or less than 3.6 years depending on currently unknown factors, such as the number of grant recipients, future grant practices, and the Company’s share price.

Summary of the 2009 Plan

The following summary of certain material features of the 2009 Plan is qualified in its entirety by reference to the 2009 Plan, which is attached to this proxy statement as Appendix II.

Purpose of 2009 Plan

The purposes of the 2009 Plan are to attract and retain the best available personnel, to provide additional incentives to our employees, non-employee directors and consultants, and to promote the success of our business by linking the personal interests of the employees, non-employee directors and consultants to those of our stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to our stockholders.

Shares Reserved for Issuance under 2009 Plan

As proposed, the total number of shares of our common stock that will have been cumulatively authorized and made available for issuance pursuant to awards granted under the 2009 Plan since its inception if the amendment and restatement is approved by our stockholders, is 14,770,000 shares, subject to adjustment in the event of specified capitalization events of the Company.

PROPOSAL FOUR: PROPOSAL TO APPROVE AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN

Effective as of the amendment and restatement of the 2009 Plan on April 20, 2017, all awards (whether options or full value awards) granted will reduce the remaining share pool by one share for every share subject to the award. Similarly, to the extent that an award granted under the 2009 Plan terminates, expires, lapses for any reason, or is settled in cash, each share subject to the award will again become available for the grant of an award for one share pursuant to the 2009 Plan. The Company’s practice prior to April 20, 2017 of counting 1.55 shares for each one share subject to a full value award granted from the pool of shares that remained available for grant at the time of the 2014 amendment and restatement of the 2009 Plan was discontinued after April 20, 2017.

The following shares will be deducted from the gross number of shares available for future awards: (i) shares tendered by a participant or withheld by the Company to satisfy the grant or exercise price or tax withholding obligation under an award and (ii) shares not issued or delivered as a result of the net settlement of an award. Shares repurchased by the Company on the open market with the proceeds of the exercise price from options will not be added to the number of shares available for future awards.

To the extent permitted by applicable law and/or applicable stock exchange rule, shares issued pursuant to substitute awards or from share pools assumed by the Company in connection with an acquisition will not be counted against shares available for grant under the 2009 Plan.

Award Limits

The maximum number of shares with respect to one or more awards that may be granted to any one participant during any calendar year under the 2009 Plan is 1,000,000 shares, subject to adjustment in the event of specified capitalization events of our Company, and the maximum amount that may be paid in cash during any calendar year with respect to any award is $30,000,000.

Awards

Under the 2009 Plan, the following awards may be granted: stock options (including “incentive stock options” within the meaning of Section 422 of the Code), stock appreciation rights, and awards of performance shares, performance stock units, restricted stock, restricted stock units, performance-based awards, and other awards (collectively, all such grants are referred to as “awards”).

Eligibility

Incentive stock options may be granted only to our employees and to employees of any of our subsidiaries. Awards other than incentive stock options may be granted to our non-employee directors and to employees of, and consultants to, the Company and any of its affiliates. As of February 15, 2026, seven non-employee directors, nine consultants and approximately 1,903 employees would be eligible to participate in the 2009 Plan.

Non-Employee Director Award Limit

The sum of the grant date fair value (determined as of the grant date in accordance with applicable financial accounting standards) of all awards payable in our common stock and the maximum amount that may become payable pursuant to all cash-based awards that may be granted under the 2009 Plan to an individual as compensation for services as an independent director, together with cash compensation for services as a director paid to the individual, during any calendar year may not exceed $750,000.

Minimum Vesting Requirements

Except with respect to 5% of the number of available shares under the 2009 Plan, the 2009 Plan mandates a minimum one-year vesting period for all future awards, other than substitute awards, awards that may be settled only in cash, awards granted to independent directors that vest in connection with the next annual meeting held at

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least 50 weeks following the grant, immediately vested awards granted in lieu of cash compensation, awards adjusted for a Company capital structure change and awards whose vesting is accelerated in connection with a change in control of the Company or in the event of the participant’s death or disability.

Administration

The 2009 Plan provides that it will be administered by our Board, unless the Board elects to delegate administration responsibilities to a committee. (In this Proxy Statement, we will refer to the Board or the committee to which administration of the 2009 Plan has been delegated as the “Committee”). Unless otherwise determined by our Board, the 2009 Plan requires that any committee to which administration responsibilities are delegated must consist solely of two or more members of our Board each of whom is a “non-employee director” satisfying the requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and an “independent director” under the NASDAQ rules (or other principal securities market on which our common stock is traded). The Committee has the sole authority to grant awards and sole and exclusive discretion to interpret and administer the 2009 Plan. The Committee determines the eligible individuals who will receive grants and the precise terms of the grants (including accelerations or waivers of any restrictions, and the conditions under which such accelerated vesting or waivers occur, such as in connection with a participant’s death). The decisions of the Committee will be final and binding on all holders of awards. To the extent permitted by applicable law, our Board also may delegate to a committee of one or more members of our Board or one or more officers of our company the authority to grant or amend awards to participants other than employees who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, or officers or directors of our company to whom authority to grant or amend awards has been delegated.

Stock Options

The 2009 Plan authorizes the grant of incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, and non-qualified stock options, which do not satisfy the requirements of Section 422 of the Code. The exercise price of stock options granted under the 2009 Plan may not be less than 100% (or higher in the case of certain incentive stock options) of the fair market value of a share of our common stock on the date of grant. While the shares are traded on an established stock exchange, “fair market value” means, as of any given date, the closing price of a share as quoted on the principal exchange on which the shares are listed for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred. As of February 15, 2026, the fair market value of a share of our common stock was $207.27. However, for purposes other than for determining the exercise or grant price of an award, the Committee has the authority to use a different definition of fair market value. The Committee may not, absent the approval of the stockholders, reduce the exercise price of any outstanding options. Options granted under the 2009 Plan will vest at the rate specified by the Committee, subject to compliance with the minimum vesting requirements described above. No stock option will be exercisable more than 10 years after the date it is granted. Generally, upon termination of employment (other than by reason of death or disability), a participant will have a period of three months in which to exercise any incentive stock options that were vested as of the date of employment termination and any unvested options will be forfeited. Upon a termination of a participant’s employment due to death or disability, incentive stock options will generally expire one year after the date employment terminates.

The Committee determines the methods by which the exercise price of options is paid, including the following: in cash, in shares, or in other property that is acceptable to the Committee. An option may also be exercised through a broker-dealer sale and remittance procedure pursuant to which the participant effects a same-day exercise of the option and sale of the purchased shares in order to cover the exercise price for the purchased shares and the applicable withholding taxes. In addition, the Committee may provide financial assistance to a participant who wishes to exercise his or her outstanding options, provided that the participant is not an executive officer or member of the Board, by allowing the participant to deliver an interest-bearing promissory note in the amount of the exercise price and any associated withholding taxes. The Committee may also provide that an option may be exercised by a “net exercise” arrangement, under which the number of shares issuable upon exercise will be

PROPOSAL FOUR: PROPOSAL TO APPROVE AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN

reduced by the largest whole number of shares having an aggregate fair market value that does not exceed the aggregate exercise price (plus tax withholding, if applicable).

Restricted Stock Awards

An award of restricted stock is a direct grant or sale of common stock, subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote the underlying shares). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the award or thereafter, subject to compliance with the minimum vesting requirements described above. Generally, any shares subject to restrictions are forfeited upon termination of employment, though such restrictions may be waived in whole or part by the Committee. The price, if any, that participants will pay for each share of restricted stock will be set by the Committee and will be paid in a form approved by the Committee, which may be cash, services rendered or to be rendered to our company or an affiliate of our company, or in another form of payment. No dividends will be paid on any restricted stock that has not vested, provided that the Committee may authorize the accrual of dividend equivalents on restricted stock payable upon vesting of the underlying shares.

Stock Appreciation Rights

Stock appreciation rights or “SARs,” typically provide for payments to the holder based upon increases in the price of our shares from the date the SAR was granted to the date that the right is exercised. The Committee may elect to settle exercised SARs in cash, in shares, or in a combination of cash and shares. The grant price of a SAR may not be less than the fair market value of a share on the date of grant of the SAR. No SAR will be exercisable more than 10 years after the date it is granted. Upon termination of a participant’s employment (other than by reason of death or retirement), a SAR will generally be subject to the same conditions as apply to stock options.

Other Awards

Performance Share Awards. Performance share awards are awards of shares that may be linked to any one or more of the performance criteria determined appropriate by the Committee, and that may be measured on a specified date or dates or over any period or periods (of not less than 12 months) determined by the Committee. The performance criteria may be objective or subjective. Objective performance criteria may include, for example, earnings or net earnings (either before or after interest, taxes, depreciation and amortization); economic value-added; sales or revenue; income; net income (either before or after taxes); operating earnings; cash flow (including, but not limited to, operating cash flow and free cash flow); cash flow return on capital; return on assets or net assets; return on stockholders’ equity; return on capital; stockholder returns; return on sales; gross or net profit margin; productivity; expense; margins; operating efficiency; customer satisfaction; working capital; earnings per share; price per share; market share; new products; customer penetration; technology and risk management. Any subjective performance criteria will be established by the Committee when it grants the performance share award. If and when the performance shares vest (or such later date determined by the Committee and as set forth in the agreement evidencing the award), the participant will be issued one unrestricted, fully transferable share (or its value in cash) for each performance share that vests on such date and not previously forfeited.

Performance Stock Unit. Performance stock unit awards are awards denominated in unit equivalents of shares and/or units of value, including a dollar value, of shares that may be linked to any one or more of the performance criteria (as described under “Performance Share Awards”) determined appropriate by the Committee, and that may be measured on a specified date or dates or over any period or periods determined by the Committee. On the vesting date (or such later date determined by the Committee and set forth in the agreement evidencing the award), the participant will be issued one unrestricted, fully transferable share for each performance stock unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a performance stock unit may be made in cash (in an amount reflecting the fair market value of the shares that would have been

PROPOSAL FOUR: PROPOSAL TO APPROVE AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN

issued) or any combination of cash and shares, as determined by the Committee, in its sole discretion. Recipients of performance stock units have no voting rights unless and until shares are issued following the satisfaction of vesting conditions. The Committee may authorize dividend equivalents to be accrued on outstanding performance stock units. Dividend equivalents are rights to accrue the equivalent value, in cash or shares, or a combination of both cash and shares, of dividends paid on shares that are subject to an award. If dividend equivalents are authorized to be accrued, they may be paid in either cash or shares or a combination of both cash and shares by such formula and at such time and subject to such limitations as determined by the Committee, provided that no dividend equivalents will be paid on any performance stock unit that is not vested or that does not become vested in accordance with its terms.

Restricted Stock Unit. Restricted stock units are denominated in unit equivalents of shares and are typically awarded to participants without payment of consideration. They are subject to vesting conditions based upon a schedule or performance criteria established by the Committee, subject to compliance with the minimum vesting requirements described above. Unlike restricted stock, the stock underlying restricted stock units will not be issued until the restricted stock units have vested. In addition, recipients of restricted stock units have no voting rights until the vesting conditions are satisfied and shares are issued. Restricted stock units may be settled in shares, cash or a combination of both. On the vesting date (or such later date as determined by the Committee and set forth in the agreement evidencing the award), the participant will be issued one unrestricted, fully transferable share for each restricted stock unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a restricted stock unit may be made in cash (in an amount reflecting the fair market value of shares that would have been issued) or any combination of cash and shares, as determined by the Committee, in its sole discretion. The Committee may authorize dividend equivalents to be accrued on outstanding restricted stock units. If dividend equivalents are authorized to be accrued, they may be paid in either cash or shares or a combination of both cash and shares by such formula and at such time and subject to such limitations as determined by the Committee, provided that no dividend equivalents will be paid on any restricted stock unit that is not vested or that does not become vested in accordance with its terms.

Other Awards. The Committee is authorized under the 2009 Plan to make any other award that is not inconsistent with the provisions of the 2009 Plan and that by its terms involves or might involve the issuance of shares, or of a right vesting based on the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or the issuance of any other security with the value derived from the value of the shares.

Termination of Employment. An award of performance shares, performance stock units, restricted stock units or any other award may generally only be exercisable or payable while the participant is an employee, consultant or director, as applicable. However, the Committee may also provide that these awards may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a change in control of our company, or because of the participant’s retirement, death or disability.

Transferability of Awards

Except as otherwise provided by the Committee, no award may be assigned, transferred, or otherwise disposed of by a participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee. The Committee by express provision in the award agreement may permit an award (other than an incentive stock option) to be transferred to certain persons or entities related to the participant, including, but not limited to, members of the participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish.

PROPOSAL FOUR: PROPOSAL TO APPROVE AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN

Changes in Control

The 2009 Plan contains a change in control provision, which may result in the accelerated vesting of outstanding awards. Except as may otherwise be provided in an agreement evidencing an award, in the event of a change in control of our Company, each award outstanding under the 2009 Plan will immediately vest only if the award is not converted, assumed or replaced by the successor corporation. In the case of performance-based awards, the extent of any such vesting acceleration in connection with a change in control may not exceed the greater of the amount that would be earned based on actual performance during the applicable performance period to the date of the change in control or based on the applicable target number or value that would be earned if 100% of the target level of performance had been attained for the entire performance period without regard to the change in control.

The Committee may also provide at any time that an award will automatically accelerate in connection with a change in control, regardless of whether it is assumed or not. In addition, where awards are assumed in connection with a change in control, the Committee may provide that they will automatically be accelerated upon an “involuntary termination” of the participant’s employment within a designated period not to exceed 18 months following the change in control.

A change in control is generally defined as:

•	the direct or indirect acquisition of more than 50% of the voting stock of our company;

•

if, during any period of two consecutive years, individuals who, at the beginning of such period, constitute our Board together with any new directors whose election was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of such body;

•

the consummation of (i) a merger, consolidation, reorganization or business combination in which our company is a party, (ii) a sale or other disposition of all or substantially all of our assets, or (iii) the acquisition of assets or stock of another entity (other than a transaction which results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities and after which no person owns 50% or more of the voting stock of the successor entity); or

•	a liquidation or dissolution of our company.

A transaction will not constitute a change in control if its purpose it to change the place of incorporation or form of organization of the ultimate parent entity where the persons that beneficially own the combined voting power of the Company immediately prior to the transaction beneficially own the combined voting power of the Company or the ultimate parent entity in the same proportions of their ownership after the transaction.

Adjustments Upon Changes in Capitalization

In the event of any exchange of shares, merger, consolidation, or other distribution (other than normal cash dividends) of assets to our stockholders or any other change in capitalization affecting our shares other than certain equity restructurings identified in the 2009 Plan, the Committee will make adjustments it determines appropriate in the number and type of shares subject to the 2009 Plan, the terms and conditions of any award outstanding under the 2009 Plan, and the grant or exercise price of any such award. In the case of certain equity restructurings as specified in the 2009 Plan, such as a stock dividend, stock split or spin-off, the number and type of securities subject to each outstanding award and the grant or exercise price will be adjusted without any discretion on the part of the Committee, but the Committee may, in its discretion, make other adjustments to the terms and conditions of any award to reflect the equity restructuring.

PROPOSAL FOUR: PROPOSAL TO APPROVE AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN

Amendment and Termination of Plan

With the approval of our Board, at any time and from time to time, the Committee may terminate, amend or modify the 2009 Plan, except that the Committee may not, without prior stockholder approval, amend the 2009 Plan in any manner that would require stockholder approval to comply with any applicable laws, rules or regulations, including increasing the number of shares available under the 2009 Plan (other than any adjustment provided by the 2009 Plan), or permitting the Committee to extend the exercise period for an option beyond 10 years from the date of grant. Except as may be required in the event the Committee determines an award may be subject to Section 409A of the Code or as may be required or desirable to comply with applicable law, no termination, amendment or modification of the 2009 Plan may adversely affect in any material way any award granted under the 2009 Plan without the consent of the participant.

Furthermore, absent approval of our stockholders, no option or SAR may be amended to reduce the exercise price or grant price of the shares subject to such option or SAR and (except as permitted under Article 11 of the 2009 Plan dealing with certain capitalization adjustments and change in control), no option or SAR may be cancelled in exchange for cash or granted in connection with the cancellation, surrender, substitution or repurchasing of an option or SAR having a higher per share exercise price.

Clawback/Recovery

Awards are subject to recoupment under any “clawback” policy that the Company is required to adopt under stock exchange rules or as otherwise required by the Dodd-Frank Act or other applicable law. The Company may also impose other recoupment provisions as the Committee may determine are necessary or appropriate in view of applicable laws, governance requirements or best practices.

Plan Term

The 2009 Plan will continue in effect until terminated by our Board, but no awards may be granted under the 2009 Plan after the 10th anniversary of the effective date of the amendment and restatement of the 2009 Plan upon approval by our stockholders at the Annual Meeting. Any awards that are outstanding at the time the 2009 Plan terminates will remain in force according to the terms of the 2009 Plan and the applicable agreement evidencing the award.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax consequences of transactions under the 2009 Plan based on current federal income tax laws. The 2009 Plan is not qualified under Section 401(a) of the Code. The summary is general in nature and is not intended to cover all tax consequences that may apply to a particular employee, director or to our company. The provisions of the Code and regulations thereunder relating to these matters are complicated, may change and their impact in any one case may depend upon the particular circumstances. Further, this summary does not discuss the tax consequences of a participant’s death or the provisions of any income tax laws of any municipality, state or foreign country in which a participant may reside.

Nonqualified Stock Options. With respect to nonqualified stock options: (i) no income is recognized by the participant at the time the nonqualified stock option is granted; (ii) generally, at exercise, ordinary income is recognized by the participant in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and we are entitled to a tax deduction in the same amount (subject to the limitation on deductibility described under “Section 162(m) Limitation” below); and (iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss. If the options are exercised and the shares acquired are sold on the same date, generally, the difference between the option exercise price paid for the shares and the sale price is recognized as ordinary income and no capital gain or loss is reported. If required, income tax must be withheld from the participant on the income recognized by the participant upon exercise of a nonqualified stock option.

PROPOSAL FOUR: PROPOSAL TO APPROVE AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN

Incentive Stock Options. The grant of an incentive stock option under the 2009 Plan will not result in any federal income tax consequences to the participant or to our company. A participant recognizes no federal taxable income upon exercising an incentive stock option (subject to the alternative minimum tax rules discussed below), and we receive no deduction at the time of exercise. In the event of a disposition of common stock acquired upon exercise of an incentive stock option, the tax consequences depend upon how long the participant has held the shares of common stock. If the participant does not dispose of the shares within two years after the incentive stock option was granted, nor within one year after the incentive stock option was exercised, the participant will recognize a long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. We are not entitled to any deduction under these circumstances.

If the participant fails to satisfy either of these holding periods, he or she must recognize ordinary income in the year of the disposition (referred to as a “disqualifying disposition”). The amount of such ordinary income generally is the lesser of (A) the difference between the amount realized on the disposition and the exercise price or (B) the difference between the fair market value of the common stock on the exercise date and the exercise price. Any gain in excess of the amount taxed as ordinary income will be treated as a long or short-term capital gain, depending on whether the common stock was held for more than one year. In the year of the disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income recognized by the participant, subject to the limitation imposed by Section 162(m) of the Code and so long as we withhold the appropriate taxes with respect to such income (if required) and the participant’s total compensation is deemed reasonable in amount.

The “spread” under an incentive stock option (i.e., the difference between the fair market value of the shares at exercise and the exercise price) is classified as an item of adjustment in the year of exercise for purposes of the alternative minimum tax. If a participant’s alternative minimum tax liability exceeds such participant’s regular income tax liability, the participant will owe the larger amount of taxes. In order to avoid the application of alternative minimum tax with respect to incentive stock options, the participant must sell the shares within the same calendar year in which the incentive stock options are exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described above.

Stock Appreciation Rights. Upon exercise of a SAR, the participant will recognize ordinary income (treated as compensation) in an amount equal to the cash received, and if the SAR is paid in common stock, the fair market value of any shares as of the date of exercise. We generally will be entitled to a business expense deduction in the same amount and at the same time as the participant recognizes ordinary compensation income (subject to the limitation imposed by Section 162(m) of the Code). If required, income tax must be withheld from the participant on the income recognized by the participant upon exercise of a SAR.

Restricted Stock. In the absence of a Section 83(b) election (as described below), a participant who receives restricted stock will recognize no income at the time of grant. When the restrictions expire, a participant will recognize ordinary income (treated as compensation) equal to the fair market value of the stock when the restrictions expire over the amount paid for the stock (if any). As the restrictions applicable to a grant of restricted stock expire (for example, if the restrictions on 20% of the shares expire on each anniversary of the grant date), the participant will include the fair market value of the applicable portion of the shares that vests, reduced by the amount paid for those shares, if any, as ordinary income (treated as compensation). The participant’s basis in the common stock is equal to the fair market value of the shares upon expiration of the restrictions, and the holding period will begin when the restrictions end. Any disposition of the restricted stock will result in a long- or short-term capital gain or loss (depending on the time the common stock is held after the restrictions end). We generally will be entitled to a deduction equal to the amount included in the participant’s income (subject to the limitation imposed by Section 162(m) of the Code).

If a Section 83(b) election is made within 30 days of the initial grant, the participant must recognize the fair market value of the restricted stock on the date of grant over the amount paid for the stock (if any) as ordinary income (treated as compensation) as of the date of grant, and the holding period would begin at the time the restricted stock is granted. We generally would be entitled to a corresponding business expense deduction for the grant (subject to the limitation imposed by Section 162(m) of the Code), but dividends on the stock would not be deductible. Any subsequent disposition of the stock by the participant, other than by forfeiture, would result in

PROPOSAL FOUR: PROPOSAL TO APPROVE AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN

capital gain or loss, which would be long- or short-term, depending on the holding period. Upon a subsequent forfeiture of restricted stock with respect to which a Section 83(b) election has been made, no deduction will be allowed in respect of the amount included as income at the time the Section 83(b) election was made; however, the participant will generally be allowed a loss deduction equal to the amount (if any) the participant paid for the restricted stock over the amount (if any) we paid the participant for the restricted stock at the time it is forfeited.

If required, income tax must be withheld from the participant on the income recognized by the participant at the time of vesting of the restricted stock (or grant of the restricted stock, in the event the participant makes a Section 83(b) election).

Restricted Stock Units. A participant will not recognize any income at the time a restricted stock unit is granted, nor will we be entitled to a deduction at that time. When payment on a restricted stock unit is made, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock received (or if the restricted stock unit is settled in cash, the cash amount). If required, income tax must be withheld on the income recognized by the participant. We will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant, subject to the limitation of Section 162(m) of the Code.

Performance Awards. A participant will generally not recognize income at the time an award based on achievement of performance objectives is granted, nor will we be entitled to a deduction at that time. When payment on the performance award is made, the participant generally will recognize ordinary income in an amount equal to the fair market value of the common stock received (or if the award is settled in cash, the cash amount). If required, income tax must be withheld on the income recognized by the participant. We will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant, subject to the limitation of Section 162(m) of the Code.

Dividend Equivalents. A recipient of dividend equivalents generally will recognize ordinary income at the time the dividend equivalent is paid. If required, income tax must be withheld on the income recognized by the participant. We will receive a deduction for federal income tax purposes equal to the ordinary income recognized by the participant, subject to the limitation of Section 162(m) of the Code.

Tax Withholding. For any award, the Committee may elect to satisfy tax withholding requirements by having a reduced number of shares actually transferred to the participant under the 2009 Plan.

Section 162(m) Limitation. In general, under Section 162(m) of the Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercise and other equity award income and non-qualified benefits paid) for specified executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. The prior exclusion from this limitation for certain “performance-based compensation” was generally eliminated by the federal Tax Cuts and Jobs Act of 2017.

Section 409A. Section 409A of the Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (i.e., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

Certain awards under the 2009 Plan may be designed to be subject to the requirements of Section 409A in form and in operation. For example, restricted stock units that provide for a settlement date following the vesting date may be subject to Section 409A. If an award under the 2009 Plan is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received.

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Also, if an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Future Plan Benefits

All awards to employees, officer, directors and consultants under the 2009 Plan are made at the discretion of the Committee. Therefore, the benefits and amounts that will be received or allocated under the 2009 Plan in the future are not determinable at this time.

Past Grants under the 2009 Plan(1)

As of February 15, 2026, awards covering 12,897,520 shares of the common stock had been granted under the 2009 Plan. The following table shows information regarding the grants of those awards since the inception of the 2009 Plan among the persons and groups identified below.

Name and Position(2):	PSU/MSU Grants(3)	RSU Grants	Option Grants	Total

Named Executive Officers:
R. Matthew Johnson Chief Executive Officer, President and Director	168,161	179,373	—	347,534
Dean Butler Chief Financial Officer and Senior Vice President	33,990	53,713	—	87,703
Brandon Tolany Senior Vice President of Worldwide Sales	89,465	133,723	72,940	296,128
Robert Conrad Senior Vice President and General Manager	28,886	40,545	—	69,431
Current Executive Officers as a Group	320,502	407,354	72,940	800,796
Current Non-Executive Directors as a Group(4)	40,889	281,304	—	322,193

Each Non-Executive Director Nominee:
Navdeep S. Sooch	—	62,919	—	62,919
Nina Richardson	—	19,072	—	19,072
All current employees who are not executive officers, as a group	294,207	4,040,180	—	4,334,387

1.

Information on the number of awards granted is presented without considering shares subject to forfeited awards and without application of the Company’s prior share counting rules which were in effect prior to April 20, 2017, whereby grants of full value awards reduced the Prior Pool by 1.55 shares for every share subject to the award.

2.

No options or other awards were granted to associates of any of our directors, executive officers or director nominees. Additionally, no other person received 5% of the options or awards under the 2009 Plan.

3.

Reflects the target number of shares of common stock subject to performance-based awards. The actual number of shares that become issuable upon vesting will depend on the extent to which the performance goals are attained.

4.	All current directors who are not executive officers as a group, including the Non-Executive Director Nominees.

PROPOSAL FOUR: PROPOSAL TO APPROVE AMENDMENTS TO THE 2009 STOCK INCENTIVE PLAN

Required Vote

Approval of this Proposal requires the affirmative vote of at least a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote on this Proposal, provided a quorum is present.

RECOMMENDATION OF THE BOARD OF DIRECTORS OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE AMENDMENT.

OTHER MATTERS

Other Matters

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

Ownership of Securities

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of February 15, 2026 by (i) all persons who were beneficial owners of five percent or more of our common stock, (ii) each director and nominee for director, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement and (iv) all then current directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(2)

R. Matthew Johnson	13,104	*

Dean Butler	8,170	*

Brandon Tolany	33,811	*

Robert Conrad	—	*

Navdeep S. Sooch	397,927	1.2%

William G. Bock	31,115	*

Gregg Lowe	12,151	*

Sherri Luther	3,896	*

Nina Richardson	6,700	*

Sumit Sadana	7,177	*

Christy Wyatt	6,649	*

Entities deemed to be affiliated with FMR LLC(3)	4,766,878	14.5%

Entities deemed to be affiliated with BlackRock Inc.(4)	4,046,624	12.3%

Entities deemed to be affiliated with The Vanguard Group(5)	3,887,638	11.8%

All directors and executive officers as a group (11 persons)	520,700	1.6%

Total Beneficial Ownership	13,221,840	40.1%

*	Represents beneficial ownership of less than 1%.
(1)	Unless otherwise indicated in the footnotes, the address for the beneficial owners named above is 400 West Cesar Chavez, Austin, Texas 78701.
(2)

Percentage of ownership is based on 32,968,416 shares of common stock outstanding on February 15, 2026. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after February 15, 2026 and shares of common stock subject to restricted stock units which will become vested within 60 days after February 15, 2026 are deemed outstanding for computing the percentage for the person or group holding such awards but are not deemed outstanding for computing the percentage for any other person or group.

(3)

Pursuant to a Schedule 13G/A dated February 9, 2024 filed with the SEC, FMR LLC reported that as of December 29, 2023 that it and certain related entities had sole voting power over 4,766,628 shares, sole dispositive power over 4,766,878 shares and that its address is 245 Summer Street, Boston, Massachusetts 02210.

(4)

Pursuant to a Schedule 13G/A dated April 28, 2025 filed with the SEC, BlackRock, Inc. reported that as of March 31, 2025 that it had sole voting power over 4,005,498 shares, sole dispositive power over 4,046,624 shares and that its address is 50 Hudson Yards, New York, NY 10001.

(5)

Pursuant to a Schedule 13G/A dated November 12, 2024 filed with the SEC, The Vanguard Group reported that as of September 30, 2024 that it and certain related entities had sole dispositive power over 3,793,290 shares, shared voting power over 58,213 shares, and shared dispositive power over 94,348 shares and that its address is 100 Vanguard Boulevard, Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain Relationships and Related Transactions

Certain Relationships and Related Transactions

Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and executive officers and have purchased Director and Officers liability insurance. In addition, our certificate of incorporation limits the personal liability for monetary damages of the members of our Board of Directors and certain of our officers for breaches of the duty of care.

Policies and Procedures with Respect to Related Party Transactions

Our Audit Committee Charter requires that the members of our Audit Committee, all of whom are independent directors, review and approve all related party transactions as described in Item 404 of Regulation S-K promulgated by the SEC. We have also adopted a written policy regarding the approval of all related party transactions. Under such policy, each of our directors and executive officers must notify the Corporate Secretary (who, in turn, will provide such information to the Audit Committee) of any proposed related party transactions. To assist with the identification of potential related party transactions, we solicit information through questionnaires in connection with the appointment of new directors and executive officers and on an annual basis with respect to existing directors and executive officers. The Chairman of the Audit Committee is delegated the authority to approve or ratify any related party transactions in which the aggregate amount involved is expected to be less than $1 million per year. All other proposed related party transactions are subject to approval or ratification by the Audit Committee except for certain categories of transactions that are deemed to be pre-approved by the Audit Committee. In determining whether to approve or ratify a related party transaction, the Audit Committee and the Chairman, if applicable, will take into account, among other factors deemed appropriate, whether the related party transaction is on terms no more favorable to the counterparty than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Our Code of Business Conduct and Ethics requires our executive officers and directors to disclose any conflicts of interest, including any material transaction or relationship involving a potential conflict of interest. No executive officer may work, including as a consultant or a board member, simultaneously for us and any competitor, customer, supplier or business partner without the prior written approval of our Chief Financial Officer or legal department. Furthermore, executive officers are encouraged to avoid any direct or indirect business connections with our competitors, customers, suppliers or business partners.

Pursuant to our Corporate Governance Policy, we expect each of our directors to ensure that other existing and future commitments do not conflict with or materially interfere with their service as a director. Directors are expected to avoid any action, position or interest that conflicts with our interests, or gives the appearance of a conflict. In addition, directors should inform the Chairman of our Nominating and Corporate Governance Committee prior to joining the board of another public company to ensure that any potential conflicts, excessive time demands or other issues are carefully considered.

AUDIT COMMITTEE REPORT

Audit Committee Report

The following is the report of the Audit Committee with respect to the audit of the fiscal 2025 consolidated financial statements of Silicon Laboratories Inc. (the “Company”):

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. Additionally, the independent registered public accounting firm is responsible for performing an independent audit of the Company’s internal control over financial reporting and for issuing a report thereon. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements in the Annual Report on Form 10-K were prepared in accordance with accounting principles generally accepted in the United States, and the Committee has reviewed and discussed the consolidated financial statements in the Annual Report on Form 10-K with management and the independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm, Deloitte & Touche LLP, the required communications specified by auditing standards together with guidelines established by the Securities and Exchange Commission and the Sarbanes-Oxley Act.

The Company’s independent registered public accounting firm also provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee reviewed non-audit services provided by its independent registered public accounting firm for the last fiscal year and determined that those services are not incompatible with maintaining the independent registered public accounting firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of the representation of management and the reports of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2026 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

William G. Bock (Chairman)

Sherri Luther

Nina Richardson

EXECUTIVE OFFICERS

Executive Officers

Set forth below is information regarding the executive officers of Silicon Labs as of February 15, 2026 (ages as of Annual Meeting date).

Name	Age	Position

R. Matthew Johnson	50	President, Chief Executive Officer and Director

Dean Butler	43	Chief Financial Officer

Brandon Tolany	51	Senior Vice President of Worldwide Sales & Marketing

Robert Conrad	66	Senior Vice President and General Manager

R. Matthew Johnson has served as our Chief Executive Officer and a Director since January 2022 and as President since April 2021. Prior to this role, Mr. Johnson previously served as our Senior Vice President and General Manager of Silicon Labs’ Internet of Things (IoT) business unit from July 2018 until he was promoted to President. Prior to joining Silicon Labs, Mr. Johnson served as Senior Vice President and General Manager of automotive processing products and software development at NXP Semiconductors. Mr. Johnson holds a B.S. in Electrical Engineering Technology from the University of Maine and has completed executive programs at Harvard Business School and Stanford University. Mr. Johnson currently serves on the boards of Novanta (NASDAQ:NOVT) and the Semiconductor Industry Association.

Dean Butler has served as our Chief Financial Officer since May 2024. Mr. Butler joined Silicon Labs from Synaptics, where he served as Senior Vice President and Chief Financial Officer since 2019. Prior to Synaptics, Mr. Butler held financial leadership positions at Marvell Technology, Broadcom, and Maxim Integrated. Mr. Butler received his bachelor’s degree in finance from the University of Minnesota Duluth and is a graduate of Stanford University’s Strategic Financial Leadership Program. Mr. Butler currently serves on the Board of Directors of Pixelworks (NASDAQ:PXLW).

Brandon Tolany has served as our Senior Vice President of Worldwide Sales and Marketing since January 2016. Prior to joining Silicon Labs, Mr. Tolany served as Senior Vice President, Chief Sales and Marketing Officer at Freescale Semiconductor where he led global sales and marketing activities from 2013 to 2015. During his tenure at Freescale, Mr. Tolany held various leadership positions including Vice President of Global Marketing for Microcontrollers and Director of Sales and Field Application Engineering for Freescale’s Americas West Region. Mr. Tolany started his career at Freescale in 2004 as a marketing manager for the i.MX applications processor product line. Prior to joining Freescale, Mr. Tolany was Director of Sales and Business Development for Luminent where he led global marketing efforts. He also served as a product manager at Mitsubishi Electric. Mr. Tolany holds a bachelor’s degree in communications from the University of Texas at Austin. Mr. Tolany serves as a board member for the Rosedale Foundation.

Robert Conrad is the Senior Vice President and General Manager at Silicon Labs, responsible for leading the company’s Business Units. Mr. Conrad was previously responsible for worldwide operations, expanding his charter in 2025 to include the company’s core product lines and overall portfolio strategy. Prior to that, Mr. Conrad served on our Board of Directors from July 2022 until April 2024. Mr. Conrad served as Senior Vice President of the Automotive Microcontrollers and Processors business at NXP Semiconductors from 2012 until 2019 and was self-employed from 2019 until 2020. Mr. Conrad’s career includes leadership positions at Texas Instruments, Analog Devices, Trevia Networks, Fairchild Semiconductor, and Freescale Semiconductor. Mr. Conrad holds a BSEE from the University of Cincinnati and serves on the board of Montalvo Corporation.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) provides information regarding the 2025 compensation program for the named executive officers (“NEOs”) listed in the Summary Compensation Table. For 2025, these individuals were:

•	R. Matthew Johnson, President and Chief Executive Officer (“CEO”)

•	Dean Butler, Senior Vice President and Chief Financial Officer (“CFO”)

•	Brandon Tolany, Senior Vice President of Worldwide Sales, Marketing & Applications

•	Robert Conrad, Senior Vice President and General Manager

In this CD&A, we describe the material elements of our compensation program for the NEOs during 2025 as administered by the Compensation Committee. This analysis also provides an overview of our executive compensation philosophy, including our principal compensation policies and practices, for our NEOs. Finally, we explain how and why the Compensation Committee arrived at the specific compensation decisions for our NEOs in 2025 and discuss the key factors that the Compensation Committee considered in determining their compensation.

2025 Business Results

Total revenue increased approximately 34% year over year to $785 million, driven by improved demand across both of our business units. As revenue grew, we delivered meaningful gains in profitability throughout 2025, enabled by disciplined execution, consistent operational focus, and higher gross margins compared to 2024.

Orders from new bookings, distribution channel sales, and design win ramps all showed positive progress throughout 2025, reflecting strengthening demand for our products.

Fourth quarter revenue grew approximately 25% compared to the same period in the prior year. Our Industrial & Commercial business delivered a strong finish to the year, with fourth-quarter revenue up approximately 37% year-over-year. Our Home & Life business also contributed solid momentum, ending the year with revenue growth of approximately 12% compared to the same quarter one year ago.

GAAP gross margin was 58% in 2025, up from 53% in 2024, driven by increasing sales through our distribution channel and product mix. GAAP operating loss for the year was $71 million, compared to an operating loss of $165 million in the prior year, a meaningful improvement year over year.

Cash flow provided by operating activities was $96 million during fiscal 2025, compared to net cash used in operating activities of $14 million during fiscal 2024, driven primarily by the normalization of our internal inventory levels. Positive progress was made in further strengthening our balance sheet to end the year with approximately $444 million in cash, cash equivalents, and short-term investments.

Compensation Philosophy

Our executive compensation program is designed to support our long-term strategic and operational goals. It is intended to attract, motivate, and retain talented individuals to serve as our executive officers. The Compensation Committee designs the various components of our executive compensation program to be market competitive and support growth and profitability objectives while remaining aligned with our culture.

COMPENSATION DISCUSSION AND ANALYSIS

We hold our executives to high performance standards and our compensation arrangements for our CEO and other NEOs are designed to deliver competitive base pay and attractive incentive opportunities if rigorous performance goals are met, while delivering significantly lower actual compensation when performance is below those standards. To this end, a significant portion of target compensation for our executives is designed to be at risk.

Salaries are compared not only to our peer group listed below, but also to industry survey data. We generally target base salaries, considering data from each source, at market median, but as discussed below, several factors will go into the determination of actual base salaries. Our annual cash incentive program is based solely on achieving corporate targets. This program targets above-market awards when the Company is performing well and places cash incentives at risk when performance targets are not achieved. See “Annual Cash Incentive Bonus” below.

Our equity program includes time-vesting restricted stock units (RSUs) and performance stock units (PSUs) that are intended to incentivize achievement of high-performance standards. Our PSUs require significant levels of multi-year performance, measured by our achievement against our stated financial model and growth targets.

We believe our approach provides a strong alignment between pay and performance. With appropriately clear focus on achievement of our financial objectives and on retention of key executive talent, our program optimally aligns the interests of management and our stockholders and results in the greatest emphasis on long-term stockholder value creation. For more information on the design of our equity programs and for awards granted in 2025, see “Long-Term Incentive Equity Awards” below.

Significant Executive Compensation Actions

Our Compensation Committee, which consists entirely of independent directors, sets the compensation of our NEOs each year. Specifically, the Compensation Committee, in consultation with our compensation consultant, examines whether each NEO’s compensation is competitive and appropriate in view of such person’s role, level of responsibility, and experience, as further described in the “Compensation-Setting Process” section below.

In 2025, the Compensation Committee approved the following changes to our NEOs’ compensation:

•	Increased Mr. Johnson’s base salary 5.2% on April 1, 2025 to remain competitive to market for his position.

•	Increased Mr. Tolany’s base salary 3.4% on April 1, 2025 to remain competitive to market for his position.

•	Approved 2025 annual cash incentive bonus targets that are 100% tied to operating income performance metrics.

•	Determined annual bonus payouts for 2025 performance at 103% of target.

•

Approved long-term incentive compensation grants, consisting of a combination of Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”) to align our executives’ incentives with our stockholders, retain key employees, and reward performance.

•

Determined that no PSUs were earned for the 2023-2025 performance period after the company did not meet the funding threshold of any metric due to the severe industry downturn in the middle of the performance period.

To align with market practice and to improve consistency in our annual grant process, in October 2025 the Compensation Committee determined to change the effective date of future annual executive RSU grants from May 15 to February 15, so that executive RSUs would generally be granted at the first practicable date following the annual executive compensation review and on the same date as the executive PSUs, which practice was implemented commencing with our February 2026 executive grants.

COMPENSATION DISCUSSION AND ANALYSIS

Significant Compensation Governance Standards

We maintain high standards in our executive compensation and governance practices. The following policies were in effect in 2025:

What We Do	What We Do Not Do

We tie a significant portion of compensation to Company performance in furtherance of our pay for performance philosophy.	We do not provide excise tax gross-ups in the event of a change in control.

We have stock ownership guidelines for our executive officers.	We do not allow hedging and pledging of Company securities by all employees.

All employee change in control agreements contain double trigger (rather than single trigger) change in control provisions.

We do not provide significant perquisites or other personal benefits to our executive officers. Other than an annual physical examination provided by the Company, our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time employees.

We balance long-term and short-term incentives and use equity awards, including PSUs and RSUs, to reward sustained long-term performance. We hold an annual say-on-pay advisory vote.	We do not offer retirement plans or nonqualified deferred compensation plans to our executive officers, other than the 401(k) retirement plan offered to all salaried full-time employees.

We conduct an annual assessment to ensure that the compensation consultant engaged by the Compensation Committee is independent.	We do not pay current dividends or dividend equivalents on unvested equity awards.

We conduct an annual review of our compensation programs for executive officers and other employees to assess the level of risk associated with those programs and the effectiveness of our policies and practices for monitoring and managing these risks.

We have a recoupment (or claw-back) policy that complies with the Nasdaq listing standards to provide for recovery of incentive compensation from any executive officer in the event of a restatement of our financial results. In addition, the policy provides for recovery of incentive compensation from any executive in the event of fraud or willful misconduct.

Prior Say on Pay Vote and Shareholder Engagement

Our previous advisory Say-on-Pay proposal concerning the compensation of our NEOs received the support of about 92% of the votes cast at the 2025 Annual Meeting. The Compensation Committee and the Board reviewed the results of the Say-on-Pay vote and value the feedback and support from our shareholders. Based on the Say-on-Pay vote, the Compensation Committee did not implement changes to its executive compensation practices for fiscal 2025.

COMPENSATION DISCUSSION AND ANALYSIS

We believe that engaging with our shareholders is essential, and our Compensation Committee will continue to take into account shareholder feedback, future Say-on-Pay votes, and relevant market developments to assess whether any adjustments to our executive compensation program are necessary. We plan to maintain our outreach efforts regarding executive compensation in the coming years to ensure we fully understand our shareholders’ perspectives and concerns on these topics for consideration by our Compensation Committee and the full Board.

We actively engage with our shareholders throughout the year in various forums, including investor conferences, site visits, “non-deal roadshows”, and other outreach initiatives. Over the past year, we have directly interacted with more than 50% of our top 25 shareholders.

Compensation-Setting Process

Role of Compensation Committee. The Compensation Committee is responsible for administering our executive compensation program, as well as determining and approving the compensation for our NEOs. The Compensation Committee regularly reports to our Board of Directors on its deliberations and actions.

The Compensation Committee uses a balanced approach to set the compensation of our executive officers, with each primary direct component of compensation (base salary, annual cash incentive bonus, and long-term incentive compensation) designed to play a specific role. The Compensation Committee determines the compensation of each executive officer with respect to each compensation component based, in part, on its own analysis of competitive market data and the recommendations of our CEO, both as described below. Additionally, the Compensation Committee periodically reviews whether our compensation policies and practices create any risks reasonably likely to have a material adverse impact on the Company and the steps that have been or should be taken to monitor and mitigate such risks. The Compensation Committee’s 2025 review determined that no such risks were identified in the current program design.

The Compensation Committee exercises its own judgment in making its compensation decisions and may accept or reject our CEO’s recommendations. In addition, the Compensation Committee receives input from its compensation consultant and meets in executive session (without our CEO present) prior to making its final determinations regarding compensation.

Differences in compensation among our executive officers are the result of the Compensation Committee’s exercise of its judgment, following its review of our CEO’s recommendations, its analysis of competitive market data and its consideration of overall Company performance, competitive pressures, business conditions and the potential financial impact of compensation decisions, including share ownership dilution. Pay decisions are based on competitive market data from the compensation consultant and a variety of other factors, including level of performance, the vesting and value of outstanding equity awards, including impact on retention, each individual’s tenure, prior experience, distinctive value to the Company, variances in job responsibilities relative to similarly titled officers at other competitive companies and the Compensation Committee’s determination of the appropriate mix of compensation elements (including base salary, cash incentives and equity incentives).

In determining the compensation of our CEO, the Compensation Committee consults with the other independent members of our Board of Directors, assesses our CEO’s individual performance and considers competitive market data and the other factors described above.

For our NEOs, the Committee targets market median for base salaries and targets greater than market median total direct compensation (i.e., including incentive compensation) when our stringent performance targets are achieved. The factors described above provide the framework for compensation decision-making for each Named Executive Officer. No single factor is determinative in setting pay levels, nor is the impact of any factor on the determination of pay levels quantifiable.

COMPENSATION DISCUSSION AND ANALYSIS

Role of Management. In carrying out its responsibilities, the Compensation Committee works with members of our management, including our CEO. Typically, our management assists the Compensation Committee by providing information on Company performance and its perspective on compensation matters. Our CEO generally attends Compensation Committee meetings (except with respect to discussions involving his own compensation or other executive sessions of the committee).

Our CEO makes pay recommendations to the Compensation Committee regarding our executive officers’ compensation (except for his own compensation) using the factors mentioned above and his own review of each NEO’s performance.

Our CEO conducts this assessment with the assistance of our Chief People Officer. Our CEO then makes formal recommendations to the Compensation Committee, using data from compensation consulting firms, regarding adjustments to base salary, annual cash incentive bonus opportunities and equity awards for his team. Our CEO also recommends performance measures and related target levels for annual cash incentive bonuses and equity awards for senior management.

The Compensation Committee solicits and reviews our CEO’s recommendations and proposals on compensation-related matters. They consider these recommendations, among other factors, as they make compensation decisions for our executive officers.

Role of Compensation Consultant. The Compensation Committee is authorized to retain the services of compensation consultants and other advisors from time to time, as it sees fit, in connection with the administration of our executive compensation programs.

The Compensation Committee retained Mercer (US) LLC, (“Mercer”), a compensation consulting firm providing executive compensation advisory services, to provide competitive market data and analysis regarding material elements of compensation, including base salary, cash incentives and equity incentives. Mercer served at the discretion of the Compensation Committee and neither it nor its affiliates provided any other services to the Company in 2025.

With the approval of the Compensation Committee, Mercer provided our CEO and our Chief People Officer with market data regarding compensation for our executive officers so that our CEO’s compensation recommendations to the Compensation Committee are consistent with our compensation philosophy.

Competitive Positioning. The Compensation Committee believes it is in the best interests of our stockholders to ensure that our executive compensation is competitive with that of other companies of similar size and complexity. In late 2024, the Compensation Committee directed Mercer to use industry survey data and publicly-available information from the following companies to identify and analyze the competitive market for 2025 executive compensation. Criteria for peer group selection included industry, revenue size, market capitalization, and business characteristics. The Compensation Committee adjusts the existing peer group each year to the extent needed to remove peers that are no longer a good peer comparison. Following the review, National Instruments Corporation was removed (due to acquisition) from the peer group. The Compensation Committee selected the following compensation peer group to inform 2025 compensation levels in consultation with Mercer:

Advanced Energy Industries, Inc.	Monolithic Power Systems, Inc.
Alpha and Omega Semiconductor Limited	NETGEAR, Inc.
Cirrus Logic, Inc.	Power Integrations, Inc.
Diodes Incorporated	Semtech Corporation
Knowles Corporation	Synaptics Incorporated
Lattice Semiconductor Corporation	Universal Display Corporation
MACOM Technology Solutions Holdings, Inc.	Wolfspeed, Inc.
MaxLinear, Inc.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Elements

The primary components of our executive compensation program are base salary, annual cash incentive bonus and long-term incentive compensation in the form of equity awards. The Compensation Committee uses its discretion and does not use a prescribed formula for allocating compensation between annual and long-term compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Based on compensation decisions made by the Compensation Committee at its regular meeting to determine executive compensation, approximately 93% of our CEO’s target pay mix and on average approximately 91% of our other NEOs’ target pay mix is tied to Company performance, including stock price performance (“at-risk”):

Base Salary. After considering several factors, including individual performance, tenure, experience, and market benchmarks from our peer group, the Compensation Committee increased the base salary levels of Messrs. Johnson and Tolany in order to remain competitive to market for each respective position. The Compensation Committee determined to make no changes to the base salary levels for Messrs. Butler and Conrad because such levels remained competitive to market. The 2024 and 2025 base salaries and percentage increase are set forth in the following table:

Named Executive Officer	2024 Base Salary ($)	Percentage Increase	2025 Base Salary ($)

R. Matthew Johnson	689,000	5.2%	725,000

Dean Butler	475,000	0%	475,000

Brandon Tolany	414,000	3.4%	428,000

Robert Conrad	450,000	0%	450,000

Annual Cash Incentive Bonus. Each year, the Compensation Committee approves a bonus program to reward exceptional performance and align the incentives of our Named Executive Officers with our short-term operating plan and long-term strategic objectives and the interests of our stockholders. The Compensation Committee approves the design, structure, and performance objectives, as well as each objective’s relative weighting, under the program. Pursuant to the program, each NEO is eligible to earn up to 200% of the NEO’s target annual cash incentive bonus opportunity for outstanding performance. For 2025, the Compensation Committee determined to increase the maximum payout level from 150% to 200% to further incentivize performance and to align to the market practices of our peer group. Consistent with our “pay-for-performance” philosophy, however, no payment is guaranteed if the minimum established performance objectives under the program are not achieved. Our Board of Directors and the Compensation Committee may exercise discretion either to make payments absent attainment of the relevant performance metric target levels or to reduce or increase the size of any award payment. No changes were made to target bonus opportunities in 2025, as a percentage of base salary, as such levels remained competitive to market.

COMPENSATION DISCUSSION AND ANALYSIS

For 2025, consistent with our business strategy and long-term financial model, the Compensation Committee continued to use adjusted non-GAAP operating income as a percentage of revenue as the corporate financial metric. For this purpose, “adjusted non-GAAP operating income” means operating income as determined under generally accepted accounting principles (GAAP) modified for stock compensation expense, intangible asset amortization, acquisition-related items and restructuring charges. This adjusted measure more clearly highlights the results of core ongoing operations than its GAAP equivalent. For purposes of cash incentive bonuses, the Compensation Committee reserves the authority to determine whether to exclude any item when making adjustments from the corresponding GAAP metric.

The potential payment multiplier outcomes range from 0% to 200%, with a 100% payment multiplier representing on-target performance and interpolation used to determine payout values. Our Compensation Committee sought to set goals that contained rigorous performance hurdles that had to be met before target awards under the 2025 Annual Cash Incentive Bonus could be earned. The 2025 Annual Cash Incentive Bonus contained a threshold level below which no payout would be made.

2025 Bonus Metrics	2025 Threshold	2025 Target	2025 Max	Metric Weighting

Adjusted Non-GAAP Operating Income %	-6%	2%	15%	100%

2025 Cash Incentive Bonus Results: 2025 Non-GAAP operating income % was 2.9%, resulting in a bonus achievement of 107% for our NEOs. The Compensation Committee exercised its discretion to reduce the annual incentive payout for our NEOs from 107% to 103% achievement of the applicable target bonus amount to align with annual incentive payout outcomes for other non-NEO employees, reflecting the Committee’s emphasis on alignment with overall company performance.

The resulting payments to the NEOs were as follows:

Named Executive Officer	Target Bonus as a Percent of Base Salary (%)	Actual Bonus as a Percent of Base Salary (%)

R. Matthew Johnson	130%	134%

Dean Butler	100%	103%

Brandon Tolany	100%	103%

Robert Conrad	100%	103%

Appendix I provides a reconciliation of GAAP and non-GAAP executive compensation financial measures.

Long-Term Incentive Awards. The Compensation Committee uses long-term incentive compensation, typically in the form of PSUs and RSUs, to retain our NEOs and ensure leadership continuity, to align their interests with the interests of our stockholders and to provide incentives that we believe encourage behaviors that will maximize stockholder value.

In 2025, the Compensation Committee increased the PSU and RSU target values for Messrs. Johnson and Tolany to support market-competitive levels of long-term incentive opportunity and retentive holding power during the Company’s continued business recovery. Mr. Conrad’s target grant values were increased to reflect the expansion of his responsibilities during 2025 to include leadership of the Company’s business units and worldwide operations.

COMPENSATION DISCUSSION AND ANALYSIS

The NEOs were granted the following PSU and RSU awards during 2025:

	PSU Awards		RSU Awards
Named Executive Officer	Target Number of Shares (#)	Grant Date Fair Value ($)	Number of Shares (#)	Grant Date Fair Value ($)

R. Matthew Johnson	29,277	4,378,083	39,282	5,231,184

Dean Butler	10,979	1,641,800	14,731	1,961,727

Brandon Tolany	15,736	2,353,161	21,114	2,811,751

Robert Conrad	12,231	1,748,631	14,732	1,961,860

PSU Awards Granted in 2023. For the 2023 PSU award, a payment in shares of our common stock relative to the target number of units was eligible to be earned upon the Company achieving goals based on a three-year revenue compound annual growth rate (Revenue CAGR) and non-GAAP operating margin (OI Margin) in fiscal 2024 and 2025. The Revenue CAGR metric was set at the beginning of 2023 and was measured at the end of 2025 and weighted at 50%. The OI Margin metric was set at the beginning of 2023, with two measurement points. The first measurement was made at the end of fiscal 2024. The second and final OI Margin measurement was made at the end of fiscal 2025. Each of these OI Margin measurements was weighted at 25%. Award payments could range from 0% up to 200% of the target number of units and are scaled linearly against a base revenue or non-GAAP operating margin, all tracking to our stated financial model. Each measurement had a discrete achievement threshold below which the payout is 0%.

Due to the severe industry downturn in the middle of this award’s performance period, the company did not meet the funding threshold of any metric for the 2023 PSU Awards, leading to an overall achievement of zero earned units for these grants. 2023 PSU metrics and targets are included in the following table.

Grant Date	Performance Period	Measurement	Weight	Threshold	Target	Maximum
February 15, 2023	3-Year through the end of Fiscal year 2025	3-Year Revenue CAGR Fiscal 2024 Non-GAAP OI Margin Fiscal 2025 Non-GAAP OI Margin	50% 25% 25%	>10.0% >22.0% >26.2%	20.0% 24.5% 27.7%	30.0% 26.0% 29.2%

PSU Awards Granted in 2024 and 2025. Beginning in 2024, we changed our goal-setting process to account for industry cyclicality. For each PSU award, a payment in shares of our common stock relative to the target number of units awarded may be earned upon the Company achieving goals based on revenue growth rate (Revenue Growth Rate) and non-GAAP operating margin (OI Margin) over a three-year period. Each of these metrics is weighted at 50%.

Award payments may range from 0% up to 200% of the target number of units and are scaled linearly against a base revenue or OI Margin percentage for each measurement, all tracking to our stated financial model. Each metric has a discrete achievement threshold below which the payout value is 0.

The Revenue Growth Rate metric is set at the beginning of the performance period and based on our long-term financial model, which targets 20% revenue growth each year. Revenue Growth Rate is measured at the end of each fiscal year, with the payout, if any, based on the average achievement of Years 1, 2 and 3.

The OI Margin metric is dynamic and linked to our achieved revenue level. While the target OI Margin is dynamic, it is based on a relationship between revenue and the corresponding OI Margin for that revenue level in our long-term financial model, established at the beginning of the performance period. Given the pre-established relationship, no PSU goals can be adjusted during the performance period of the plan. OI Margin is measured at the end of each fiscal year, with the payout, if any, based on the average achievement of Years 1, 2 and 3.

COMPENSATION DISCUSSION AND ANALYSIS

The 2024 PSUs and the 2025 PSUs will be earned based upon the level of achievement of the following multi-year performance criteria:

Grant Date	Performance Period	Measurement	Weight	Threshold	Target	Maximum
February 15, 2024 May 15, 2024	3-Year through the end of Fiscal year 2026	Revenue Growth Rate, measured annually & averaged across 3-Year period	50%	>10.0%	20.0%	30.0%
		Non-GAAP OI Margin, measured annually & averaged across 3-Year period	50%	>0.5x%	x%(1)	1.5x%
February 15, 2025 May 15, 2025	3-Year through the end of Fiscal year 2027	Revenue Growth Rate, measured annually & averaged across 3-Year period	50%	>10.0%	20.0%	30.0%
		Non-GAAP OI Margin, measured annually & averaged across 3-Year period	50%	>0.5x%	x%(1)	1.5x%

(1)

Target OI Margin percentage resets dynamically each year based on achieved revenue level for the year. While the targets are dynamic, all targets come from our publicly announced long-term financial model at the time of grant and cannot be discretionarily adjusted within the performance period of the plan. In no event can x be greater than 30% or less than 0%, which means that there is no payout possible for a negative OI% scenario.

RSU Awards Granted in 2025

The RSU awards granted in 2025 provide a retention incentive and align the interests of our executive officers with those of our stockholders. These RSUs generally vest in three annual installments on each anniversary of the date of grant.

Equity Grant Practices

The Compensation Committee currently pre-establishes a target PSU and RSU award value for each executive officer, typically in January each year as part of its annual executive compensation review process, and with a specified future scheduled grant date. The number of shares underlying each granted award is determined by dividing the pre-approved target award value by the average of the closing market prices of our common stock over the 30 consecutive trading days ending on the second trading day preceding the effective grant date, which is the same methodology that we use for our non-employee director grants. This methodology is intended to mitigate the effect of potential short-term stock price volatility of the sizing of awards and to promote consistency and fairness in the grant process.

Compensation Arrangements Upon Termination of Employment or a Change in Control

The equity awards granted to our NEOs under the Company’s 2009 Stock Incentive Plan, as amended and restated on April 22, 2021, and the CEO Severance Agreement entered into with Mr. Johnson and the Executive Severance Agreements entered into with Messrs. Butler, Tolany and Conrad approved by the Board in July 2024 provide for the following potential payments and benefits upon a Change in Control Termination (as defined in the agreements): (a) 100% of annual base salary (200% in the case of the CEO), (b) 100% of target variable compensation for a full fiscal year (200% in the case of the CEO), (c) any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year preceding the Change in Control Termination to the extent such amount has not already been paid, (d) a pro-rated portion of target variable compensation for the full fiscal year in which the Change in Control Termination occurs, (e) stock options, restricted stock, and RSUs shall become fully vested, (f) PSU units shall be vested at the greater of actual performance or 100% of the target

COMPENSATION DISCUSSION AND ANALYSIS

value, and (g) a lump sum equal to the grossed up costs of 12 months of continued COBRA coverage (24 months in the case of the CEO). In addition, the Executive Severance Agreements provide certain specified severance benefits to the NEOs upon a Non-CIC Termination (as defined in the agreements). The benefits are provided at a level that the Compensation Committee believes to be comparable to those of companies of similar size in our industry sector. Detailed information concerning the CEO Severance Agreement and the Executive Severance Agreements and the treatment of equity awards under the Company’s 2009 Stock Incentive Plan in the event of a change in control, including the events that trigger benefits and the severance benefits provided upon the occurrence of such events, is discussed below under the heading “Potential Payments Upon Termination or Change in Control.” We have provided for this treatment based on our belief that such treatment ensures that the executive officers remain focused on their responsibilities in the event of a potential transaction that will result in a significant benefit to our stockholders.

Welfare, Retirement, and Other Benefits

Welfare Benefits. The Company maintains an array of benefit programs to meet the healthcare and welfare needs of our employees including medical healthcare and prescription drug coverage, dental and vision programs, medical and dependent care flexible spending accounts, short-term disability insurance, long-term disability insurance, accidental death and dismemberment insurance, and group life insurance, as well as customary vacation, paid holiday, leave of absence and other similar policies. Our executive officers, including the NEOs, participate in these benefit programs on the same general terms as all of our salaried employees.

Retirement Benefits. The Company has established a tax-qualified Section 401(k) retirement savings plan for our employees. Our executive officers, including the NEOs, are eligible to participate in this plan on the same general terms available to all of our full-time employees. Currently, plan participants are provided with matching contributions that are subject to time-based vesting conditions. It is intended that this plan qualify under Section 401(a) of the Internal Revenue Code so that contributions by participants to the plan, and income earned on plan contributions, are not taxable to participants until withdrawn from the plan. Our executive officers, including the NEOs, do not receive any retirement benefits beyond those generally available to our full-time employees.

Perquisites and Other Personal Benefits. In addition to the general welfare and retirement benefits described above, the Compensation Committee has determined that we provide our executive officers, including the NEOs, with an annual physical examination beyond the benefit provided under our standard healthcare plans.

The Compensation Committee does not view perquisites or other personal benefits as a significant component of our executive compensation program and, except as described in the preceding paragraph, did not provide any perquisites or other personal benefits to our executive officers during 2025.

COMPENSATION DISCUSSION AND ANALYSIS

Additional Compensation Policies
Executive Stock Ownership Guidelines.
Our stock ownership guidelines require executives to own Silicon Labs common stock, valued as a multiple of the executive’s annual salary, as shown below:

•	CEO – 6x annual salary

•	CFO – 3x annual salary

•	Other executives – 2x annual salary
Stock ownership levels must be met by individuals within a prescribed period of time from the date the executive becomes subject to the guidelines, as stated in our Corporate Governance Policy.
Shares of our common stock owned and RSUs are included when determining whether an executive has met the required ownership levels, but any unvested options or PSUs are not included. All NEOs currently comply with these stock ownership guidelines or are on track to comply within the applicable phase-in
period.
Compensation Recovery Policy.
In October 2023, we adopted a clawback policy that complies with the Nasdaq Listing Rules and Rule
10D-1
under the Exchange act. The policy provides for the mandatory recoupment of erroneously awarded cash and equity-based incentive compensation received by current or former executive officers in the event we are required to prepare an accounting restatement due to material non-compliance
with financial reporting requirements under the federal securities laws. Our 2009 Stock Incentive Plan provides that all awards granted under such plan (both time-based and performance-based) will be subject to recoupment in accordance with any policies we may adopt to the extent applicable and permissible under applicable law.
Insider Trading Policies and Procedures.
We maintain an Insider Trading Policy that governs the purchase, sale, and other transactions in our securities by our directors, officers, and employees that is reasonably designed to promote compliance with insider trading laws, rules, and regulations. Our policy prohibits trading in Company securities when any of these individuals (or their family members or entities that they control) are in possession of material non-public
information. The policy also provides for
“black-out
periods” during which certain individuals are prohibited from transacting in our securities, as well as pre-clearance
procedures for certain individuals, including all executive officers and directors, before engaging in certain transactions. The policy also prohibits certain hedging and pledging transactions that may lead to inadvertent violations of the policy or otherwise create the appearance of impropriety or violations.
Policy Regarding the Pricing and Timing of Equity Awards.
While we have not adopted a formal policy regarding the timing of equity awards, the Compensation Committee has historically made annual equity award grants to our NEOs, during the first quarter of the fiscal year. This timing allows the Compensation Committee to have the benefit of considering our year-end
financial and operational results prior to setting any performance goals applicable to equity grants. The Committee neither grants equity awards in anticipation of the release of material nonpublic information, nor is the timing of disclosures of material nonpublic information based on equity award grant dates. We do not currently grant stock options or stock appreciation rights.
Income Tax and Accounting Considerations
Section
 280G of the Internal Revenue Code.
Section 280G of the Code disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change in control. In addition, Section 4999 of the Code imposes a 20% penalty on the individual receiving the excess payment. Parachute payments are compensation that is linked to or triggered by a change in control and may include, but are not limited to, transaction bonus payments, severance payments, certain fringe benefits and payments and acceleration of vesting under long-term incentive plans. Excess parachute payments are parachute payments that

COMPENSATION DISCUSSION AND ANALYSIS

exceed a threshold determined under Section 280G of the Code based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs in the future, our Compensation Committee will consider all elements of the cost to the Company of providing such compensation, including the potential impact of Section 280G of the Code. However, our Compensation Committee may, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G of the Code and the imposition of excise taxes under Section 4999 of the Code when it believes that such arrangements are appropriate to attract and retain executive talent. Note that none of our NEOs (or other executives or employees) are entitled to any tax gross-up or similar payments with respect to any excise taxes that may be imposed in accordance with the foregoing.

Accounting Treatment of Executive Compensation. The Company follows Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC Topic 718”) in accounting for our stock-based awards. ASC Topic 718 requires companies to measure the compensation cost for all stock-based options and awards to employees (including our executive officers) and directors based on the “fair value” on the date of grant. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the fair value of their stock-based options and awards in their income statements over the period that an executive officer is required to render service in exchange for his or her grant.

Compensation Committee Report on Executive Compensation

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the Compensation Discussion and Analysis within the Executive Compensation section of this Proxy Statement with the management of the Company. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align Silicon Labs’ performance and the interests of its stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short- and long-term. Accordingly, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included as part of this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Christy Wyatt (Chair)

William G. Bock

Gregg Lowe

COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation

The following table provides compensation information for our NEOs for fiscal years 2023, 2024 and 2025.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2),(3)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(4)	Total ($)

R. Matthew Johnson President and Chief Executive Officer	2025	715,862		9,609,267	958,889	12,059	11,296,077
	2024	689,000	—	6,513,835	—	6,628	7,209,463

	2023	563,710	—	6,321,406	—	9,605	6,894,721

Dean Butler Senior Vice President and Chief Financial Officer	2025	475,000	500,000	3,603,527	489,250	11,328	5,079,105
	2024	297,789	500,000	5,253,195	—	91,426	6,142,410

Brandon Tolany Senior Vice President of Worldwide Sales	2025	424,446	—	5,164,913	437,284	6,478	6,033,121
	2024	414,000	—	2,388,405	—	6,457	2,808,862
	2023	379,288	—	2,369,900	—	10,197	2,759,385

Robert Conrad Senior Vice President of Worldwide Operations	2025	450,000		3,710,491	463,500	10,028	4,634,019
	2024	302,885	—	3,152,154	—	106,058	3,561,097

(1)	For 2024 and 2025, Dean Butler received two equal payments of $500,000, as outlined in his offer of employment dated May 15, 2024.
(2)

Amounts shown do not reflect compensation actually received by the Named Executive Officer but represent the grant date fair value of RSUs and PSUs as determined pursuant to ASC Topic 718 (disregarding any estimate of forfeitures). The assumptions underlying the calculation under ASC Topic 718 are discussed under Note 14, Stock-Based Compensation, in our Form 10-K for the fiscal year ended January 03, 2026.

(3)

Includes PSUs that are shown at 100% of target because target was determined to be the probable outcome for the performance period at the time of grant. The following is the aggregate grant date fair value of PSUs granted in 2025 if we assumed the maximum amounts (200% of target) will be earned: Mr. Johnson - $8,756,165, Mr. Butler - $3,283,599, Mr. Tolany - $4,706,323, and Mr. Conrad - $3,497,261.

(4)

2025 Other Compensation for Messrs. Johnson, Butler, Tolany, and Conrad includes Company-paid life insurance premiums and disability premiums, and executive physicals. Employer matching contributions into the Company’s 401(k) Plan for fiscal 2025 of $5,000 were made for Johnson, Butler, Tolany, and Conrad.

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards

Grants of Plan-based Awards Table for Fiscal 2025

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) ($)				Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards Awards(4) ($)
Names	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum

R. Matthew Johnson		12,100	930,800	1,861,600	—	—	—	—	—

	2/15/2025	—	—	—	1	29,277	58,554	—	4,378,083

	5/15/2025	—	—	—	—	—	—	39,282	5,231,184

Dean Butler		6,175	475,000	950,000	—	—	—	—	—

	2/15/2025	—	—	—	1	10,979	21,958	—	1,641,800

	5/15/2025	—	—	—	—	—	—	14,731	1,961,727

Brandon Tolany		5,519	424,500	849,000	—	—	—	—	—

	2/15/2025	—	—	—	1	15,736	31,472	—	2,353,161

	5/15/2025	—	—	—	—	—	—	21,114	2,811,751

Robert Conrad		5,850	450,000	900,000	—	—	—	—	—

	2/15/2025	—	—	—	1	7,320	14,640	—	1,094,633

	5/15/2025	—	—	—	1	4,911	9,822	—	653,998

	5/15/2025	—	—	—	—	—	—	14,732	1,961,860

(1)

Amounts shown represent amounts that were available under the 2025 Bonus Plan. Actual bonuses received under the 2025 Bonus Plan by the executive officers are reported in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)

Represents PSUs granted under the 2009 Plan. The number of PSUs that executives may earn is based on revenue growth rate (Revenue Growth Grate) and non-GAAP operating margin percentage (OI Margin) over a three-year performance period. Each of these metrics is weighted at 50% and is measured at the end of each fiscal year, with the payout, if any, based on the average achievement of Years 1, 2 and 3.

(3)	Represents time-based RSUs granted under the 2009 Plan. Subject to the executive’s continued service, the time-based RSUs vest in three annual installments on each anniversary of the date of grant.
(4)

The grant date fair value of equity awards, including RSUs and PSUs shown at target. A discussion of the assumptions underlying the calculation under ASC Topic 718 is found under Note 14, Stock-Based Compensation in our Form 10-K for the fiscal year ended January 03, 2026.

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End

The following table shows all holdings of unexercised stock options and unvested RSU and PSU awards for each of our NEOs as of January 03, 2026. Their market values are based on the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2025, which was $131.93.

Outstanding Equity Awards at Fiscal 2025 Year-End Table

		Option Awards				Stock Awards

									Equity Incentive Plan Awards:
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units That Have Not Vested ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
		Exercisable	Unexercisable

R. Matthew Johnson	2/15/2023	—	—	—	—	—		—	21,976	(1)	2,899,294

	5/15/2023	—	—	—	—	5,331	(2)	703,319	—		—

	2/15/2024	—	—	—	—	—		—	23,684	(3)	3,124,630

	5/15/2024	—	—	—	—	15,971	(4)	2,107,054	—		—

	2/15/2025	—	—	—	—	—		—	29,277	(5)	3,862,515

	5/15/2025	—	—	—	—	39,282	(6)	5,182,474	—		—

Dean Butler	5/15/2024	—	—	—	—	—		—	11,978	(7)	1,580,258

	5/15/2024	—	—	—	—	7,986	(4)	1,053,593	—		—

	5/15/2024	—	—	—	—	7,986	(2)	1,053,593	—		—

	2/15/2025	—	—	—	—	—		—	10,979	(5)	1,448,459

	5/15/2025	—	—	—	—	14,731	(6)	1,943,461	—		—

Brandon Tolany	2/15/2023	—	—	—	—	—		—	9,105	(1)	1,201,223

	5/15/2023	—	—	—	—	1,600	(2)	211,088	—		—

	2/15/2024	—	—	—	—	—		—	8,684	(3)	1,145,680

	5/15/2024	—	—	—	—	5,856	(4)	772,582	—		—

	2/15/2025	—	—	—	—	—		—	15,736	(5)	2,076,050

	5/15/2025	—	—	—	—	21,114	(6)	2,785,570	—		—

Robert Conrad	5/15/2024	—	—	—	—	—		—	7,986	(3)	1,053,593

	5/15/2024	—	—	—	—	10,648	(4)	1,404,791	—		—

	2/15/2025	—	—	—	—	—		—	7,320	(5)	965,728

	5/15/2025	—	—	—	—	—		—	4,911	(5)	647,908

	5/15/2025	—	—	—	—	14,732	(6)	1,943,593	—		—

(1)	Represents target number of PSUs vesting on February 15, 2026. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.
(2)	Assuming continued service, the time-based RSUs shall vest on May 15, 2026.
(3)	Represents target number of PSUs vesting on February 15, 2027. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.
(4)	Assuming continued service, the RSUs shall vest one-half on each of May 15, 2026 and May 15, 2027, respectively.
(5)	Represents target number of PSUs vesting on February 15, 2028. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

COMPENSATION DISCUSSION AND ANALYSIS

(6)	Assuming continued service, the RSUs shall vest one-third on each of May 15, 2026, May 15, 2027 and May 15, 2028, respectively.
(7)	Represents target number of PSUs vesting on January 31, 2027. The final number of shares of common stock to be earned and settled will be subject to the terms of applicable award agreements.

Option Exercises and Stock Vested Table

The following table shows gains realized from the exercise of stock options and shares acquired upon the vesting of stock awards with respect to our Named Executive Officers during fiscal 2025.

Option Exercises and Stock Vested Table During Fiscal 2025

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

R. Matthew Johnson	—	—	19,382	2,581,101

Dean Butler	—	—	11,977	1,594,977

Robert Conrad	—	—	5,324	708,997

Brandon Tolany	18,270	1,572,742	6,347	845,230

Potential Payments Upon Termination or Change in Control

Consistent with practices within our industry, we also provide certain post-employment termination benefits. We have implemented these programs in order to ensure we are able to continue to attract and retain top talent as well as ensure that during the uncertainty associated with a potential change in control or succession plan, the executives remain focused on their responsibilities and ensure a maximum return for our stockholders.

Executive Agreements. We have entered into a CEO Severance Agreement with Mr. Johnson and Executive Severance Agreements with Messrs. Butler, Tolany, and Conrad. The agreements provide for the following potential payments and benefits upon a Change in Control Termination (as defined in the agreements), provided that the executive executes and does not revoke a release of claims and separation agreement and provided such release agreement becomes effective (without having been revoked) by the 60th day following the executive separation or such earlier date required by the release: (a) a lump sum cash payment of 100% of annual base salary (200% in the case of the CEO), (b) a lump sum cash payment equal to 100% of target variable compensation for a full fiscal year (200% in the case of the CEO), (c) a lump sum cash payment equal to any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year preceding the Change in Control Termination to the extent such amount has not already been paid, (d) a lump sum cash payment equal to a pro-rated portion of target variable compensation for the full fiscal year in which the Change in Control Termination occurs, (e) stock options, restricted stock, and restricted stock units shall become fully vested, (f) performance stock units shall be vested at the greater of actual performance or 100% of the target value and (g) a lump sum cash payment equal to the pre-tax cost of 12 months of continued COBRA coverage (24 months in the case of the CEO). Change in Control Termination occurs if the executive officer is demoted, relocated, or terminated other than for misconduct within the period beginning upon the earlier of our execution of a definitive agreement that results in a change in control or 90 days prior to a change in control and ending 18 months following the change in control transaction. The agreements provide for any change in control payments subject to Section 280G of the Code to be equal to the greater of: (i) the aggregate parachute payments reduced to the maximum amount that would not subject the executive to relevant excise taxes; or (ii) the aggregate parachute payments, with the executive paying the relevant excise taxes and such other applicable federal, state and local income and employment taxes. Under this “best after tax” provision, the NEO is solely responsible for payment of excise taxes and other applicable federal, state, and local income and employment taxes.

COMPENSATION DISCUSSION AND ANALYSIS

The agreements also provide for the following potential payments and benefits upon a Non-CIC Termination (as defined in the agreements), provided that the executive executes and does not revoke a release of claims and separation agreement and provided such release agreement becomes effective (without having been revoked) by the 60th day following the executive’s separation or such earlier date required by the release: (a) a lump sum cash payment equal to 100% of annual base salary, (b) a lump sum cash payment equal to 100% of target variable compensation for a full fiscal year, (c) a lump sum cash payment equal to any actual earned bonus, commission or other short term cash incentive compensation for the fiscal year preceding the Non-CIC Termination to the extent such amount has not already been paid, (d) a pro-rated portion of actual earned bonus for the full fiscal year in which the Non-CIC Termination occurs, (e) restricted stock units that would have vested within 12 months following such termination shall become fully vested, and (f) a lump sum cash payment equal to the pre-tax cost of 12 months of continued COBRA coverage.

Equity Compensation. The 2009 Stock Incentive Plan (“the 2009 Plan”) includes the following general change in control provisions, which may result in the accelerated vesting of outstanding stock options and stock awards:

•

Automatic Acceleration of Awards if not Assumed: In the event that we experience a change in control, the vesting of outstanding equity awards will automatically fully accelerate and any transfer restrictions or repurchase rights will lapse, unless the awards are assumed or replaced by the successor company or otherwise continued in effect.

•

Discretionary Acceleration of Awards: Our Compensation Committee, as plan administrator of the Plans, has the authority to accelerate the vesting of all outstanding equity awards at any time, including in the event of a change in control of the Company, by means of a “hostile take-over” or otherwise, whether or not those awards are assumed or replaced or otherwise continued in effect.

•

Acceleration Upon Termination After a Change in Control: During a change in control, our Compensation Committee may provide for the acceleration of vesting if a participant (including a Named Executive Officer) is involuntarily terminated within a period of 18 months following a change in control. Pursuant to this authority, the terms of the stock options and stock awards granted to the NEOs and other participants under the Plans provide for such acceleration in vesting in the event of involuntary termination within 18 months following a change in control. Involuntary Termination includes termination by the successor company for reasons other than misconduct or resignation by the individual following a material reduction in duties, a material reduction in compensation, or involuntary relocation.

The following table depicts potential compensation arrangements with our NEOs as a result of a change in control that subsequently results in involuntary termination. Such termination is assumed to occur on January 03, 2026.

COMPENSATION DISCUSSION AND ANALYSIS

the last business day of our fiscal 2025, and the amounts shown are based on each NEO’s target compensation for 2025.

Name	Severance Payment ($)	Target Bonus Payment ($)	Intrinsic Value of Accelerated Equity(1)(2) ($)	COBRA Payment ($)	Total ($)

R. Matthew Johnson	1,450,000	1,861,600	17,879,286	100,923	21,291,809

Dean Butler	475,000	475,000	7,079,364	66,862	8,096,226

Brandon Tolany	428,000	424,500	8,192,193	49,560	9,094,253

Robert Conrad	450,000	450,000	6,015,612	64,746	6,980,358

(1)

Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2025, which was $131.93, less (if applicable) the option exercise price payable per share.

(2)	Outstanding and unearned PSUs are assumed at target value.

The following table depicts potential compensation arrangements with our NEOs as a result of a termination in employment that is not covered by change in control. Such termination is assumed to occur on January 03, 2026, the last business day of our fiscal 2025, and the amounts shown are based on each NEO’s target compensation for 2025.

Name	Severance Payment ($)	Target Bonus Payment ($)	Pro-rata Current Year Bonus Payment (1) ($)	Intrinsic Value of Accelerated Equity (2) ($)	COBRA Payment ($)	Total ($)

R. Matthew Johnson	725,000	930,800	958,889	3,484,271	50,462	6,149,422

Dean Butler	475,000	475,000	489,250	2,228,166	66,862	3,734,278

Brandon Tolany	428,000	424,500	437,284	1,525,902	49,560	2,865,246

Robert Conrad	450,000	450,000	463,500	1,350,172	64,746	2,778,418

(1)	Pro-rata current year bonus payment calculation based upon 2025 full fiscal year as all NEOs worked through the end of the fiscal year. Note that no bonus was paid in 2024 based upon business results.
(2)

Value is based upon the closing selling price per share of our common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2025, which was $131.93, less (if applicable) the option exercise price payable per share.

COMPENSATION DISCUSSION AND ANALYSIS

CEO Pay Ratio

The CEO Pay Ratio analysis is a required disclosure enacted by the Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”).

A reasonable estimate was prepared of the ratio of our CEO’s annual total compensation for fiscal year 2025 to the annual total compensation of our median employee (excluding our CEO) for the same period. The 2025 calculation of all employees’ compensation was determined in the same manner as the “Total Compensation” shown for our CEO in the “Summary Compensation Table” with some adjustments necessary to report all amounts in US currency.

Pay elements included in the annual total compensation for our median employee may include all or some of the following:

•	Base salary including 13th month payments

•	Bonus, including quarterly cash bonus program, recruiting referral bonuses, and ad-hoc bonuses earned via outstanding performance

•	Sales commissions

•	Benefits, as provided to eligible roles in certain markets such as Company-paid life insurance premiums, car allowances or reimbursement for Company-paid executive physicals

•	Long term incentives including RSUs and Restricted Cash Awards (“RCAs”) as provided to eligible roles in certain markets

Our calculations were prepared consistent with past years and based on our median employee as of December 31, 2025.

We determined the compensation of our median employee by calculating the annual total compensation using the applicable components above.

The annual total compensation for our CEO as represented in the Summary Compensation Table was $11,296,077 and the compensation of our median employee was $110,759. The resulting ratio is 102 to 1.

This information is being provided to comply with the SEC’s disclosure rules. In calculating the pay ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

46

COMPENSATION DISCUSSION AND ANALYSIS

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of the Company. The amounts reported in this table are not additional amounts received by our chief executive officer and non-PEO
NEOs in excess of the amounts reported in the Summary Compensation Table (“SCT”). The “compensation actually paid” set forth in the table below does not reflect amounts actually realized by our NEOs, and the Compensation Committee did not consider the pay versus performance disclosure below when making compensation decisions for any of the years presented. For further information concerning the Company’s variable pay-for-performance
philosophy and how the Company aligns executive compensation with the Company’s performance, refer to “Executive Compensation – Compensation Discussion and Analysis.” Fair value amounts below are computed in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under generally accepted accounting principles. Total shareholder return (“TSR”) has been calculated in a manner consistent with Item 402(v) of Regulation
S-K.

(a) Year	(b) SCT Total for CEO (1)	(c) Compensation Actually Paid to CEO (2)	(d) Average SCT Total for non-CEO NEOs (3)	(e) Average Compensation Actually Paid to non-CEO NEOs (4)	(f) Company TSR (5)	(g) Index TSR (6)	(h) Net Income (Loss) (7)	(i) Net Revenue (8)

FY2025	$11,296,077	$10,378,479	$5,248,748	$4,883,701	$103.60	$278.99	$(64,907,000)	$784,764,000

FY2024	$7,209,463	$5,595,623	$2,805,765	$1,869,794	$100.35	$192.33	$(191,010,000)	$584,386,000

FY2023	$6,894,721	$(8,812,005)	$2,284,928	$(1,837,095)	$103.87	$155.35	$(34,516,000)	$782,258,000

FY2022	$6,756,233	$647,273	$2,411,000	$(874,461)	$106.54	$93.02	$91,402,000	$1,024,106,000

FY2021	$17,016,409	$21,049,328	$4,380,950	$11,180,775	$162.10	$142.85	$2,117,399,000	$926,572,000

(1)
G. Tyson Tuttle was CEO during FY2021, and R. Matthew Johnson became CEO in FY2022, effective January 2, 2022. The dollar amounts reported in column (b) are the amounts of total compensation reported for the CEO for each corresponding year in the “Total” column of the Summary Compensation Table.

(2)	The Compensation Actually Paid Schedule shown below sets forth the adjustments made to arrive at the “compensation actually paid” to our Chief Executive Officer.
(3)
During FY2021, our
non-CEO
NEOs were R. Matthew Johnson, John Hollister, Brandon Tolany, and Sandeep Kumar. During FY2022 and FY2023, our
non-CEO
NEOs were John Hollister, Brandon Tolany, and Sandeep Kumar. During FY2024, our
non-CEO
NEOs were John Hollister, Brandon Tolany, Mark Mauldin, Dean Butler and Robert Conrad. During FY2025, our
non-CEO
NEOs were Brandon Tolany, Dean Butler, and Robert Conrad. The dollar amounts reported in column (d) represent the average of the compensation reported for the NEOs for each corresponding year in the “Total” column of the Summary Compensation Table.

(4)	The Compensation Actually Paid Schedule shown below sets forth the adjustments made to arrive at the average “compensation actually paid” to our non-CEO NEOs.
(5)
Represents the Company’s common stock cumulative TSR on a fixed investment of $100 over the FY starting from the market close on the last trading day of FY2020 through the end of each applicable year in the table, assuming reinvestment of any dividends.

(6)
Represents the cumulative TSR of the PHLX Semiconductor Index, the Company’s peer group for this purpose, on a fixed investment of $100 over the FY starting from the market close on the last trading day of FY2020 through the end of each applicable year in the table.

(7)	GAAP Net Income (Loss) as reported under the Company’s Consolidated Statements of Operations on Form 10-K of the applicable year.
(8)
Refers to the GAAP Net Revenue as reported under the Company’s Consolidated Statements of Operations on Form
10-K
of the applicable year. The amount shown for FY2021 included $205,712,000 to adjust for the revenue earned in the divested infrastructure and automotive business of the Company through July 3, 2021 of that year, as more fully discussed under Note 3,
Discontinued Operations
, in our Form
10-K
for the year ending January 01, 2022.

COMPENSATION DISCUSSION AND ANALYSIS

List of Most Important Financial Performance Measures
The following table outlines what we believe to be our NEOs’ key performance measures, in no particular order. These key performance measures are further described in
Compensation Elements
.

Key Performance Measures

Net Revenue	Adjusted non-GAAP operating margin
Revenue Compounding Annual Growth Rate (CAGR)

	FY2025
Compensation Actually Paid Schedule:	CEO	Average non-CEO NEO
Summary Compensation table total for applicable year.	11,296,077	5,248,748
Deduction for amounts reported under the “Stock Awards” and “Option Awards” columns in the Summary Compensation table for applicable yea r.	(9,609,267)	(4,159,644)
Increase based on ASC Topic 718 fair value of Awards granted during applicable year that remain unvested as of applicable year end, determined as of applicable year end.	8,753,369	3,807,613
Increase/deduction for Awards granted in prior years that were outstanding and unvested as of applicable year end, determined based on change in ASC Topic 718 fair value from the prior year end to the applicable year end.	(166,169)	(55,504)
Increase/deduction for Awards granted in prior years that vested during the applicable year, determined based on change in ASC Topic 718 fair value from the prior year end to the vesting date.	104,469	42,488
Deduction of Awards granted in prior year that were forfeited in the applicable year, determined based on ASC Topic 718 fair value as of prior year end.	—	—
Compensation Actually Paid -	10,378,479	4,883,701

COMPENSATION DISCUSSION AND ANALYSIS

Pay Versus Performance Relationship Disclosures
The chart below provides a comparison between the compensation actually paid to our CEO and our average compensation actually paid to our other NEOs, as reported in the table above, against the Company total shareholder return and the PHLX Semiconductor Index total shareholder return. As demonstrated below, the trend in NEO compensation has largely been aligned to the trend in TSR.

Compensation Actually Paid vs Company TSR and Index TSR

Compensation Actually Paid
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
-$5,000,000
-$10,000,000
-$15,000,000
$100 Normalized Cumulative Growth
$500
$400
$300
$200
$100
$0
-$100
-$200
-$300

	FY2021	FY2022	FY2023	FY2024	FY2025
CEO	$21,049,328	$647,273	-$8,812,005	$5,595,623	$10,378,479
Avg non-CEO NEO	$11,180,775	-$874,461	-$1,837,095	$1,869,794	$4,883,701
Company TSR	$162	$107	$104	$100	$104
Index TSR	$143	$93	$155	$192	$279

COMPENSATION DISCUSSION AND ANALYSIS

The chart below illustrates the correlation between compensation actually paid to our CEO and average compensation actually paid to our other NEOs, as reported in the table above, against the Company’s GAAP net income for FY2021, FY2022, FY2023, FY2024, and FY2025. Our FY2021 net income was heavily influenced by our divestiture event in the year.

Compensation Actually Paid vs Net Income
$25,000,000
$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
-$5,000,000
-$10,000,000
-$15,000,000
Compensation Actually Paid
$2,500,000,000
$2,000,000,000
$1,500,000,000
$1,000,000,000
$500,000,000
$0
-$500,000,000
-$1,000,000,000
-$1,500,000,000
Net Income

	FY2021	FY2022	FY2023	FY2024	FY2025
CEO	$21,049,328	$647,273	-$8,812,005	$5,595,623	$10,378,479
Avg non-CEO NEO	$11,180,775	-$874,461	-$1,837,095	$1,869,794	$4,883,701
Net Income	$2,117,399,000	$91,402,000	-$34,516,000	-$191,010,000	-$64,907,000

COMPENSATION DISCUSSION AND ANALYSIS

The chart below illustrates the correlation between compensation actually paid to our CEO and average compensation actually paid to our other NEOs, as reported in the table above, against the Company’s annual GAAP net revenue for FY2021, FY2022, FY2023, FY2024, and FY2025. FY2021 actual compensation values were heavily influenced by our stock price increase and our PSU performance, post our divestiture event in the year. FY2022 actual compensation values were heavily influenced by underperformance of prior performance- based awards and related Compensation Actually Paid (“CAP”) deductions. FY2023 actual compensation values were heavily influenced by our PSU underperformance and related CAP deductions.

Compensation Actually Paid vs Net Revenue

$20,000,000
$15,000,000
$10,000,000
$5,000,000
$0
-$5,000,000
-$10,000,000
Compensation Actually Paid
$1,200,000,000
$1,000,000,000
$800,000,000
$600,000,000
$400,000,000
$200,000,000
$0
Net Revenue

	FY2021	FY2022	FY2023	FY2024	FY2025
CEO	$21,049,328	$647,273	-$8,812,005	$5,595,623	$10,378,479
Avg non-CEO NEO	$11,180,775	-$874,461	-$1,837,095	$1,869,794	$4,883,701
Net Revenue	$926,572,000	$1,024,106,000	$782,258,000	$584,386,000	$784,764,000

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or Compensation Committee. No member of the Compensation Committee currently serves as one of our officers or employees.

COMPENSATION DISCUSSION AND ANALYSIS

Equity Compensation Plan
Information
As of February 15, 2026, there were 1,527,806 full value awards that were unvested and outstanding under the 2009 Plan, that includes 310,738 unearned shares subject to performance-based awards at target number of shares. There are no options outstanding.

The following table provides information on the Company’s shares of common stock as of January 3, 2026 that may be issued under existing equity compensation plans.

	A		B	C

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights (#)		Weighted Average Exercise Price of Outstanding Options ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A) (#)

Equity Compensation Plans Approved by Stockholders (1)	1,446,514	(2)	—	1,496,184	(3)

Equity Compensation Plans Not Approved by Stockholders	—		—	—

Total	1,446,514		—	1,496,184

(1)	Consists of our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan.
(2)
Includes 1,446,514 shares of common stock subject to full value awards that vest over the holders’ period of continued service. Excludes purchase rights accruing under our 2009 Employee Stock Purchase Plan. Under the 2009 Employee Stock Purchase Plan, each eligible employee may contribute up to 15% of his or her base salary to purchase shares of our common stock at semi-annual intervals on the last U.S. business day of April and October each year at a purchase price per share equal to 85% of the lower of (i) the closing fair market value (FMV) per share of our common stock on the employee’s entry date into the offering period in which that semi-annual purchase date occurs and (ii) the closing fair market value (FMV) per share on the semi-annual purchase date.

(3)
Consists of shares available for future issuance under our 2009 Stock Incentive Plan and our 2009 Employee Stock Purchase Plan. As of January 3, 2026, an aggregate of 838,645 shares of our common stock were available for issuance in connection with future awards under our 2009 Stock Incentive Plan and 657,539 shares of our common stock were available for issuance under our 2009 Employee Stock Purchase Plan.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

No Incorporation by Reference of Certain Portions of this Proxy Statement

Notwithstanding anything to the contrary set forth in any of our filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate information in this Proxy Statement, neither the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such filings as provided by SEC regulations. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textual references only. The information on these websites shall not be deemed part of this Proxy Statement.

Delinquent Section 16(a) Reports

The members of our Board of Directors, the executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports which we received from such persons for their fiscal 2025 transactions in the common stock and their common stock holdings and (ii) the written representations received from one or more of such persons, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and greater than 10% beneficial owners.

Householding

Stockholders with the same last name and address will receive one package containing a separate Notice of Internet Availability of Proxy Materials for each individual shareholder at that address. Stockholders with the same last name and address who have elected to receive paper copies will receive only one copy of the proxy materials unless they have notified us that they wish to continue receiving multiple copies. This method of delivery (known as “householding”) helps ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources.

You can opt out of householding by phone at (866) 648-8133, through the Internet at www.investorelections.com/SLAB, or by email to paper@investorelections.com. If you are a beneficial shareholder and you would like to opt out of this practice, contact your bank or broker. If you are receiving multiple copies of the proxy materials at your household and would prefer to receive a single copy, contact the above phone numbers or address. If you are a beneficial holder, contact your bank or broker.

Annual Report

A copy of the Annual Report for fiscal 2025 has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Form 10-K

We filed an Annual Report on Form 10-K with the SEC on February 10, 2026. Stockholders may obtain a copy of our Annual Report on Form 10-K, without charge, by writing to our Corporate Secretary at our principal executive offices located at 400 West Cesar Chavez, Austin, Texas 78701.

THE BOARD OF DIRECTORS OF SILICON LABORATORIES INC.

Dated: March 11, 2026

Appendix I: Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures

The non-GAAP financial measurements provided herein do not replace the presentation of Silicon Labs’ financial results prepared in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measurements merely provide supplemental information to assist investors in analyzing Silicon Labs’ financial position and results of operations in connection with executive compensation; however, these measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies or non-GAAP measures used in other contexts by Silicon Labs. We are providing this information because it may enable investors to perform meaningful comparisons of operating results, and more clearly highlight the results of core ongoing operations in connection with executive compensation.

Unaudited Reconciliation of GAAP to Non-GAAP Executive Compensation Financial Measures (In thousands)

Non-GAAP Income Statement Items	Year Ended January 3, 2026
	GAAP Measure	GAAP Percent of Revenue	Stock Compensation Expense	Intangible Asset Amortization	Other	Non-GAAP Measure	Non-GAAP Percent of Revenue	Target Measure

Operating Income (Loss)	$(70,541)	(9.0)%	$80,324	$13,369	$(7)	$23,145	2.9%	2.0%

Appendix II: 2009 Stock Incentive Plan

SILICON LABORATORIES INC.

2009 STOCK INCENTIVE PLAN

(as Amended and Restated on April 23, 2026)

ARTICLE 1.  PURPOSES OF THE PLAN

The purposes of the Silicon Laboratories Inc. 2009 Stock Incentive Plan (the “Plan”) are to attract and retain the best available personnel, to provide additional incentives to Employees, Directors and Consultants and to promote the success of the Company’s business by linking the personal interests of the Directors, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company stockholders.

ARTICLE 2.  DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 promulgated under the Exchange Act. The Board shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition.

2.2 “Award” means an Option, an award of Restricted Stock, a Stock Appreciation Right, an award of Performance Shares, an award of Performance Stock Units, an award of Restricted Stock Units, a Performance-Based Award or any other right or benefit, including any other Award under Article 8, granted to a Participant pursuant to the Plan.

2.3 “Award Agreement” means any written agreement, contract, or other instrument or document evidencing the terms and conditions of an Award, including through electronic medium.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Change in Control” means and includes each of the following:

(a) A transaction or series of transactions (other than an offering of the Shares to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 2.5(a) or Section 2.5(c) hereof) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 2.5(c)(ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s stockholders approve a liquidation or dissolution of the Company.

Notwithstanding anything to the contrary in the foregoing, a transaction shall not constitute a Change in Control if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company or the ultimate parent entity in substantially the same proportions of their ownership after the transaction.

Further, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, in order to make payment upon such Change in Control, the transaction or event described above with respect to such Award must also constitute a “change in ownership,” a “change in the effective control” or a “change in the ownership of substantial assets” of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5) (or any successor provision), and if it does not, payment of such Award will be made pursuant to the Award’s original payment schedule or, if earlier, upon the death of the Participant, unless otherwise provided in the Award Agreement.

2.6 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

2.7 “Committee” means the committee of the Board appointed or described in Article 11 to administer the Plan.

2.8 “Common Stock” means the common stock of the Company, par value $0.0001 per share, and such other securities of the Company that may be substituted for the Common Stock pursuant to Article 10.

2.9 “Company” means Silicon Laboratories Inc., a Delaware corporation.

2.10 “Consultant” means any consultant or adviser if: (a) the consultant or advisor renders bona fide services to the Company or any Subsidiary or Affiliate; (b) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or advisor is a natural person.

2.11  “Director” means a member of the Board.

2.12 “Disability” means, unless otherwise provided in the Award Agreement, that the Participant would qualify to receive benefit payments under the long-term disability policy, as it may be amended from time to time, of the Company or the Subsidiary or Affiliate to which the Participant provides services, regardless of whether the Participant is covered by such policy. If the Company or the Subsidiary or Affiliate to which the Participant provides service does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determined physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Board (or its delegate) in its discretion. Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under the Plan, “Disability” means that the Participant is disabled within the meaning of Section 22(e)(3) of the Code and for purposes of an Award that is subject to Section 409A of the Code, shall mean a “Disability,” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code.

2.13  “Dividend Equivalent” means a right granted to a Participant related to the Award of Restricted Stock, Restricted Stock Units, Performance Shares and/or Performance Stock Units, which is a right to accrue the equivalent value of dividends paid on the Shares prior to vesting of the Award (or prior to payment of an Award that is subject to deferred settlement). Such Dividend Equivalents shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Committee, provided, however, that in no event shall Dividend Equivalents be paid on any Award that is not vested or that does not become vested in accordance with its terms. No dividends or Dividend Equivalents shall be paid on any Award prior to the vesting or earning of the underlying Award, and any accrued dividends or Dividend Equivalents shall be forfeited to the extent the underlying Award is forfeited or not earned.

2.14  “Eligible Individual” means any person who is an Employee, a Consultant or a Director, as determined by the Committee.

2.15 “Employee” means a full time or part time employee of the Company or any Subsidiary or Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or Subsidiary or Affiliate for the relevant period, but shall exclude individuals who are classified by the Company or Subsidiary or Affiliate as (a) independent contractors or (b) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise. A Participant shall not cease to be an Employee in the case of (i) any vacation or sick time or otherwise approved paid time off in accordance with the Company’s or Subsidiary or Affiliate’s policy or (ii) transfers between locations of the Company or between the Company, a Subsidiary, and/or Affiliate. Neither services as a Director nor payment of a Director’s fee by the Company or a Subsidiary or Affiliate shall be sufficient to constitute “employment” by the Company or any Subsidiary or Affiliate.

2.16 “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the price of Shares (or other securities) and causes a change in the per share value of the Shares underlying outstanding Awards.

2.17 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

2.18 “Fair Market Value” means, as of any given date, (a) if Shares are traded on any established stock exchange, the closing price of a Share as quoted on the principal exchange on which the Shares are listed, as reported in the Wall Street Journal (or such other source as the Company may deem reliable for such purposes) for such date, or if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or (b) if Shares are not traded on an exchange but are regularly quoted on a national market or other quotation system, the closing sales price on such date as quoted on such market or system, or if no sales occurred on such date, then on the date immediately prior to such date on which sales prices are reported; or (c) in the absence of an established market for the Shares of the type described in (a) or (b) of this Section 2.18, the fair market value established by the Committee acting in good faith to be reasonable and in compliance with Section 409A of the Code to the extent necessary to exempt an Award from or comply with Section 409A of the Code.

Notwithstanding the foregoing, for income tax reporting purposes under U.S. federal, state, local or non-US law and for such other purposes as the Committee deems appropriate, including, without limitation, where Fair Market Value is used in reference to exercise, vesting, settlement or payout of an Award, the Fair Market Value shall be determined by the Company in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

2.19 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

2.20 “Independent Director” means a Director of the Company who is not an Employee.

2.21 “Involuntary Termination” shall have the meaning ascribed to such term or equivalent term(s) in the Award Agreement or other written agreement between the Participant and the Company or a Subsidiary or Affiliate applicable to the Award, or if the term is not defined in the Award Agreement or such other written agreement, shall mean the termination of the employment or service of any Participant which occurs by reason of:

(a) such Participant’s involuntary dismissal or discharge by the Company or a Subsidiary or Affiliate for reasons other than Misconduct, or

(b) such Participant’s voluntary resignation following the initial existence of any of the following conditions: (A) a material diminution in the Participant’s authority, duties or responsibilities, (B) a reduction in the Participant’s base salary by more than 10%, (C) a reduction in the Participant’s total cash compensation (including base salary and target bonus potential) by more than 10%, or (D) a material change in the geographic location at which the Participant must perform services (including, without limitation, a change in the Participant’s assigned workplace that increases the Participant’s one-way commute by more than 35 miles), provided and only if such diminution, reduction or change is effected by the Company without the Participant’s written consent. No voluntary resignation by the Participant pursuant to part (A), (B), (C) or (D) hereof shall be treated as an Involuntary Termination unless the Participant gives written notice to the Committee advising the Company of such intended resignation (along with the facts and circumstances constituting the condition asserted as the reason for such resignation) within 30 days after the time the Participant becomes aware of the existence of such condition and provides the Company a cure period of 30 days following such date that notice is delivered. If the Committee determines that the asserted condition exists and the Company does not cure such condition within the 30-day cure period, the Participant’s termination of employment or service shall be effective on such 30th day of the cure period.

2.22 “Misconduct” shall mean, unless otherwise provided in the Award Agreement, the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company (or any Subsidiary or Affiliate) or any intentional wrongdoing by such person, whether by omission or commission, which adversely affects the business or affairs of the Company (or any Subsidiary or Affiliate) in a material manner, as determined by the Committee, in its sole discretion. This shall not limit the grounds for the dismissal or discharge of any person in the employment or service of the Company (or any Subsidiary or Affiliate).

2.23 “Non-Employee Director” means a Director of the Company who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act, or any successor rule.

2.24 “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 to purchase a specified number of Shares at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.26 “Participant” means any Eligible Individual who, as a Director, Consultant, or Employee, has been granted an Award pursuant to the Plan.

2.27 “Performance-Based Award” means an Award that is based on Performance Criteria or Performance Goals.

2.28 “Performance Criteria” means the objective or subjective criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. Objective Performance Criteria that may be used to establish Performance Goals may include one or more of the following, without limitation: earnings or net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, income, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on assets or net assets, return on stockholders’ equity, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per Share, market share, new products, customer penetration, technology and risk management, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group or securities or stock market index. The Committee shall define in an objective fashion the manner of calculating the objective Performance Criteria it selects to use for such Performance Period for such Participant. Performance Criteria based on subjective criteria shall be determined on the basis established by the Committee in granting the Award.

2.29 “Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of a Subsidiary or Affiliate, the performance of a division, department, or business unit of the Company or a Subsidiary or Affiliate, or the performance of an individual. The Committee, in its discretion, may appropriately adjust or modify the calculation of Performance Goals for such Performance Period (a) in the event of, or in anticipation of, any unusual or infrequently occurring corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual, infrequently occurring or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.30 “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.31 “Performance Share” means a right granted to a Participant pursuant to Section 8.1 hereof, to receive Shares, the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.32 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.2 hereof, to receive Shares (or value of Shares in cash), the payment of which is contingent upon achieving certain Performance Goals or other performance-based targets established by the Committee.

2.33 “Plan” means this 2009 Stock Incentive Plan, as amended and restated, and as it may be further amended from time to time.

2.34 “Prior Pool” shall have the meaning assigned to it in Section 3.1(a) hereof.

2.35  “Restricted Stock” means Shares awarded to a Participant pursuant to Article 6 that are subject to certain restrictions as set forth in the Award Agreement.

2.36 “Restricted Stock Unit” means an Award granted pursuant to Section 8.3 hereof and shall be evidenced by a bookkeeping entry representing the equivalent of one Share.

2.37 “Section 409A Compliance” shall have the meaning assigned to it in Section 9.5 hereof.

2.38 “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

2.39 “Share” means a share of Common Stock.

2.40 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the SAR is exercised over the grant price of the SAR, as set forth in the applicable Award Agreement.

2.41 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 3.   SHARES SUBJECT TO THE PLAN

3.1 Number of Shares. Subject to Article 10, the aggregate number of Shares which may be issued or transferred pursuant to the exercise of Incentive Stock Options under the Plan shall be 14,770,000 Shares, and the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan other than Incentive Stock Options shall be 14,770,000 Shares reduced by the number of Shares issued pursuant to Incentive Stock Options, which reflects an increase of 1,400,000 in the number of Shares authorized for issuance under the Plan as of its prior amendment and restatement on April 22, 2021.

(a) Share Reserve Counting. Shares subject to Awards granted under the Plan shall be counted against the maximum limit set forth in this Section 3.1 as one (1) Share for every one (1) Share subject to the granted Award. Effective for Awards granted after the 2017 Amendment Date, the Company shall no longer apply the share counting rules established under the Plan for the share reserve available under the Plan prior to its amendment and restatement on April 15, 2014 (the “Prior Pool”).

(b) Shares Reissuable Under Plan. To the extent that an Award terminates, expires, lapses for any reason, or is settled in cash, any Shares subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Any Shares that become available for the grant of Awards pursuant to this Section 3.1(b) shall be added back as one (1) Share for each Share subject to each type of Award, without regard to whether such Award was granted under the Prior Pool and, at grant, was counted against the maximum share limit as more than one (1) Share. Notwithstanding the provisions of this Section 3.1(b), no Shares may again be optioned, granted, or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code

(c) Shares Not Counted Against Share Pool Reserve. To the extent permitted by applicable law and/or any applicable stock exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any Subsidiary or Affiliate (“Substitute Awards”) shall not be counted against Shares available for grant pursuant to this Plan. Additionally, to the extent permitted by applicable law and/or any applicable stock exchange rule in the event that a company acquired by the Company or any company with which the Company or any Subsidiary or Affiliate combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for grants of Awards under the Plan and shall not reduce the Shares available for issuance under the Plan, and Shares subject to such Awards (which, for the avoidance of doubt, exclude Substitute Awards) may again become available for Awards under the Plan as provided under Section 3.1(b) above; provided that Awards using such available shares (or any Shares that again become available for issuance under the Plan under Section 3.1(b) above): (i) shall not be granted after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination; (ii) shall be made only to individuals who were not Employees, Directors or Consultants of the Company or any of its Subsidiaries or Affiliates prior to such acquisition or combination; and (iii) shall otherwise be granted in compliance with applicable stock exchange listing standards. In addition, the payment of Dividend Equivalents in cash pursuant to any outstanding Awards shall not be counted against the Shares available for issuance under the Plan.

(d) Shares Not Reissuable Under Plan. Notwithstanding the foregoing, the following Shares shall not be added to the Shares authorized for grant under Section 3.1: (i) any Shares tendered by a Participant or withheld by the Company to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award (including tax withholding for any stock-settled Award); (ii) Shares not issued or delivered as a result of the net settlement of an outstanding Award and (iii) Shares repurchased by the Company on the open market with the proceeds of the exercise price from Options.

3.2 Shares Distributed. Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to Article 10, the maximum number of Shares with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 1,000,000 Shares, and the maximum amount that may be paid in cash during any calendar year with respect to any Award shall be $30,000,000.

3.4 Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to an Independent Director, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in Common Stock and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted under the Plan to an individual as compensation for services as an Independent Director, together with cash compensation paid to the Independent Director in the form Board and Committee retainer, meeting or similar fees, during any calendar year shall not exceed $750,000.

ARTICLE 4. ELIGIBILITY, PARTICIPATION, AND MINIMUM VESTING REQUIREMENTS

4.1 Eligibility. Each Eligible Individual shall be eligible to be granted one or more Awards pursuant to the Plan. An Eligible Individual who is subject to taxation in the U.S. and who is a service provider to an Affiliate may be granted Options or SARs under this Plan only if, with respect to the Affiliate, the Company qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the Treasury Regulations promulgated under Section 409A of the Code (or any successor provision).

4.2 Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all Eligible Individuals those to whom Awards shall be granted and shall determine the nature and amount of each Award. No Eligible Individual shall have any right to be granted an Award pursuant to this Plan, and the grant of an Award to an Eligible Individual shall not imply any entitlement to receive future Awards.

4.3 Minimum Vesting Requirements. Notwithstanding any other provision of the Plan, except (i) in connection with Substitute Awards, (ii) Awards that may be settled only in cash, (iii) Awards granted to Independent Directors that vest in connection with the next annual meeting of the Company’s stockholders held at least 50 weeks following the date of grant of the Award, (iv) immediately vested Awards granted in lieu of cash compensation or (v) an adjustment provided for in Article 10, no portion of an Award granted on or after the 2017 Amendment Date may vest before the first anniversary of the date of grant, subject to earlier vesting in whole or in part as contemplated in Article 10 hereof or otherwise in connection with a Change in Control or upon a Participant’s death or Disability; provided, however, that the Company may grant Awards with respect to up to five percent (5%) of the number of Shares reserved under Section 3.1 without regard to the minimum vesting period set forth in this Section 4.3.

ARTICLE 5.  STOCK OPTIONS

5.1 General. The Committee is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price. The exercise price per Share subject to an Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 5.2(c) hereof, the per Share exercise price for any Option shall not be less than 100% of the Fair Market Value of a Share on the date of grant.

(b) Time and Conditions of Exercise. Subject to Section 4.3, the Committee shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

(c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, potentially including the following methods: (i) cash or check, (ii) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Committee may require (including withholding of Shares otherwise deliverable upon exercise of the Award) which have a Fair Market Value on the date of surrender of attestation equal to the aggregate exercise price of the Shares as to which the Award shall be exercised, (iii) promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, (iv) other property acceptable to the Committee (including through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price and applicable withholding taxes; provided that payment of such proceeds is then made to the Company upon settlement of such sale), (v) by a “net exercise” arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price (plus withholding taxes, if applicable) and any remaining balance of the aggregate exercise price (and/or applicable withholding taxes) not satisfied by such reduction in the number of whole Shares to be issued shall be paid by Participant in cash or other form of payment approved by the Committee, or (vi) any combination of the foregoing methods of payment. The Award Agreement will specify the methods of paying the exercise price available to Participants. The Committee shall also determine the methods by which Shares shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option, or continue any extension of credit with respect to the exercise price of an Option with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

(d) Evidence of Grant. All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

5.2 Incentive Stock Options. Incentive Stock Options shall be granted only to Employees of the Company or any Subsidiary, and the terms of any Incentive Stock Options granted pursuant to the Plan, in addition to the requirements of Section 5.1 hereof, must comply with the provisions of this Section 5.2.

(a) Expiration. Subject to Section 5.1(b) and Section 5.2(c) hereof, an Incentive Stock Option may not be exercised as an Incentive Stock Option to any extent by anyone after the first to occur of the following events:

(i) Ten years from the date it is granted, unless an earlier time is set in the Award Agreement;

(ii) Three months after the Participant’s termination of employment as an Employee; and

(iii) One year after the date of the Participant’s termination of employment or service on account of death, or Disability within the meaning of Section 22(e)(3) of the Code. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.

(b) Dollar Limitation. The aggregate Fair Market Value (determined as of the time the Option is granted) of all Shares with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

(c) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Shares of the Company only if such Option is granted with an exercise price per Share that is not less than 110% of the Fair Market Value of a Share on the date of grant and the Option is exercisable for no more than five years from the date of grant.

(d) Notice of Disposition. The Participant shall give the Company prompt notice of any disposition of Shares acquired by exercise of an Incentive Stock Option within (i) two years from the date of grant of such Incentive Stock Option or (ii) one year after the transfer of such Shares to the Participant.

(e) Right to Exercise. During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(f) Failure to Meet Requirements. Any Option (or portion thereof) purported to be an Incentive Stock Option, which, for any reason, fails to meet the requirements of Section 422 of the Code shall be considered a Non-Qualified Stock Option.

ARTICLE 6.  RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

6.2 Purchase Price. At the time of the grant of an Award of Restricted Stock, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Award of Restricted Stock. To the extent required by applicable law, the price to be paid by the Participant for each Share subject to the Award of Restricted Stock shall not be less than the par value of a Share (or such higher amount required by applicable law). The purchase price of Shares acquired pursuant to the Award of Restricted Stock shall be paid either: (i) in cash at the time of purchase; (ii) at the sole discretion of the Committee, by services rendered or to be rendered to the Company or a Subsidiary or Affiliate; or (iii) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with applicable law.

6.3 Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter. Further, notwithstanding any provision herein to the contrary, no dividends will be paid on Restricted Stock that has not vested; however, the Committee, in its discretion, may authorize the accrual of Dividend Equivalents on Restricted Stock.

6.4 Forfeiture. Subject to Section 4.3, except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited; provided, however, that the Committee may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.5 Certificates for Restricted Stock. Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 7.  STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.

(a) A Stock Appreciation Right may be granted to any Eligible Individual selected by the Committee. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose and shall be evidenced by an Award Agreement, provided that the term of any Stock Appreciation Right shall not exceed ten years.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount equal to the product of (i) the excess of (A) the Fair Market Value of the Shares on the date the Stock Appreciation Right is exercised over (B) the grant price of the Stock Appreciation Right and (ii) the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations the Committee may impose.

(c) Grant Price. The grant price per Share subject to a Stock Appreciation Right shall be determined by the Committee and set forth in the Award Agreement; provided that, the per Share grant price for any Stock Appreciation Right shall not be less than 100% of the Fair Market Value of a Share on the date of grant.

7.2 Payment and Limitations on Exercise.

(a) Subject to Section 7.2(b) hereof, payment of the amounts determined under Section 7.1(b) hereof shall be in cash, in Shares (based on the Fair Market Value per Share as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Committee.

(b) To the extent any payment under Section 7.1(b) hereof is effected in Shares, it shall be made subject to satisfaction of all applicable provisions of Article 5 pertaining to Options.

ARTICLE 8.  OTHER TYPES OF AWARDS

8.1 Performance Share Awards. Any Eligible Individual selected by the Committee may be granted one or more Awards of Performance Shares which shall be denominated in a number of Shares and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant. No dividends will be paid on Performance Shares that have not vested; however, the Committee, in its discretion, may authorize the accrual of Dividend Equivalents with respect to outstanding Performance Share Awards.

8.2 Performance Stock Units. Any Eligible Individual selected by the Committee may be granted one or more Performance Stock Unit awards which shall be denominated in unit equivalents of Shares and/or units of value, including a dollar value, of Shares and which may be linked to any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Committee, in each case on a specified date or dates or over any period or periods determined by the Committee. In making such determinations, the Committee shall consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant. On the vesting date, the Company shall, subject to Section 9.4(a), transfer to the Participant one unrestricted, fully transferable Share for each Performance Stock Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Performance Stock Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion. No dividends will be paid on Performance Stock Units that have not vested; however, the Committee, in its discretion, may authorize the accrual of Dividend Equivalents with respect to outstanding Performance Stock Units.

8.3 Restricted Stock Units. The Committee is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Committee in such amounts and subject to such terms and conditions as determined by the Committee. At the time of grant, the Committee shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. The vesting conditions may be based on the passage of time or the attainment of performance-based conditions. On the settlement date, the Company shall, subject to Section 9.4(a) hereof and satisfaction of applicable withholding taxes (as further set forth in Section 14.3 hereof), transfer to the Participant one unrestricted, fully transferable Share for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Stock Unit may be made in cash (in an amount reflecting the Fair Market Value of Shares that would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case, less applicable withholding taxes (as further set forth in Section 14.3 hereof). No dividends will be paid on Restricted Stock Units that have not vested; however, the Committee, in its discretion, may authorize the accrual of Dividend Equivalents with respect to outstanding Restricted Stock Units.

8.4 Other Awards. The Committee is authorized under the Plan to make any other Award to an Eligible Individual that is not inconsistent with the provisions of the Plan and that by its terms involves or might involve the issuance of (i) Shares, (ii) a right with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or (iii) any other right with the value derived from the value of the Shares. The Committee may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Participants on such terms and conditions as determined by the Committee from time to time.

8.5 Vesting. Subject to Section 4.3, the vesting conditions applicable to an Award granted pursuant to Article 8 shall be set by the Committee in its discretion.

8.6 Term. Except as otherwise provided herein, the term of any Award of Performance Shares, Performance Stock Units, Restricted Stock Units and any other Award granted pursuant to this Article 8 shall be set by the Committee in its discretion.

8.7 Exercise or Purchase Price. The Committee may establish the exercise or purchase price, if any, of any Award of Performance Shares, Performance Stock Units, Restricted Stock Units and any other Award granted pursuant to this Article 8; provided, however, that such price shall not be less than the par value of a Share on the date of grant, unless otherwise permitted by applicable state law.

8.8 Exercise or Settlement upon Termination of Employment or Service. An Award of Performance Shares, Performance Stock Units, Restricted Stock Units and any other Awards granted pursuant to this Article 8 shall only be exercisable or payable while the Participant is an Employee, Consultant or Director, as applicable; provided, however, that the Committee in its sole and absolute discretion may provide that an Award of Performance Shares, Performance Stock Units, Restricted Stock Units or any other Award granted pursuant to this Article 8 may be exercised or paid subsequent to a termination of employment or service, as applicable, or following a Change in Control of the Company, or because of the Participant’s retirement, death or Disability, or otherwise, subject, in all cases, to Section 4.3 except that Awards granted pursuant to the five percent (5%) exception in Section 4.3 may provide for different vesting.

8.9 Form of Payment. Payments with respect to any Awards granted under this Article 8 shall be made in cash, in Shares or a combination of both, as determined by the Committee.

8.10 Award Agreement. All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Committee and shall be evidenced by an Award Agreement.

8.11 Timing of Settlement. At the time of grant, the Committee shall specify the settlement date applicable to an Award of Performance Shares, Performance Stock Units, Restricted Stock Units or any other Award granted pursuant to this Article 8, which shall be no earlier than the vesting date(s) applicable to the relevant Award, or it may be deferred to any later date to the extent and under the terms determined by the Committee, subject to compliance with Section 409A of the Code. Until an Award granted pursuant to this Article 8 has been settled, the number of Shares subject to the Award shall be subject to adjustment pursuant to Article 10 hereof.

ARTICLE 9.  PROVISIONS APPLICABLE TO AWARDS

9.1 Stand-Alone and Tandem Awards. Awards granted pursuant to the Plan may, in the discretion of the Committee, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

9.2 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary or Affiliate, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary or Affiliate. Except as otherwise provided by the Committee, no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved from time to time by the Committee (or the Board in the case of Awards granted to Independent Directors). The Committee by express provision in the Award or an amendment thereto may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to certain persons or entities related to the Participant, including, but not limited to, members of the Participant’s family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant’s family and/or charitable institutions, or to such other persons or entities as may be expressly approved by the Committee, pursuant to such conditions and procedures as the Committee may establish. Any permitted transfer shall be subject to the condition that the Committee receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes (or to a “blind trust” in connection with the Participant’s termination of employment or service with the Company or a Subsidiary or Affiliate to assume a position with a governmental, charitable, educational or similar non-profit institution) and on a basis consistent with the Company’s lawful issue of securities. Notwithstanding the foregoing, no Option may be transferred to a third-party financial institution for value without the approval of the stockholders.

9.3 Beneficiaries. Notwithstanding Section 9.2 hereof, a Participant may, if permitted by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to either the person’s estate or legal representative or the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution (or equivalent laws outside the U.S.). Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

9.4 Stock Certificates; Book Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Shares pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded. All certificates evidencing Shares delivered pursuant to the Plan are subject to any stop- transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state local, securities or other laws, including laws of jurisdictions outside of the United States, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Shares are listed, quoted, or traded. The Committee may place legends on any certificate evidencing Shares to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

9.5 Accelerated Vesting and Deferral Limitations. The Committee shall not have the discretionary authority to accelerate or delay issuance of Shares under an Award that constitutes a deferral of compensation within the meaning of Section 409A of the Code, except to the extent that such acceleration or delay may, in the discretion of the Committee, be effected in a manner that will not cause any person to incur taxes, interest or penalties under Section 409A of the Code (“Section 409A Compliance”).

9.6 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated or digital system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Participant may be permitted through the use of such an automated or digital system.

ARTICLE 10.  CHANGES IN CAPITAL STRUCTURE

10.1 Adjustments.

(a) In the event of any exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting the Shares or the price of the Shares other than an Equity Restructuring, the Committee shall make such adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such change with respect to (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3 hereof); (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per Share for any outstanding Awards under the Plan.

(b) In the event of any transaction or event described in Section 10.1(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Committee, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Committee determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 10.1 the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In the event of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 10.1(a) and 10.1(b) hereof:

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted. The adjustments provided under this Section 10.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Committee shall make such equitable adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3 hereof).

(iii) In addition to the adjustments required by Section 10.1(c)(i), the Committee shall make such adjustments, if any, as the Committee in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto).

10.2 Change in Control.

(a) Notwithstanding Section 10.1 hereof, and except as may otherwise be provided in any applicable Award Agreement or other written agreement entered into between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not converted, assumed, or replaced by a successor or survivor corporation, or a parent or subsidiary thereof, then immediately prior to the Change in Control such Awards shall become fully exercisable and all forfeiture restrictions on such Awards shall lapse and, following the consummation of such Change in Control, all such Awards shall terminate and cease to be outstanding. Notwithstanding any other provision of the Plan to the contrary, the number or value of any Performance-Based Award or other Award that is based on Performance Criteria or Performance Goals that shall become fully earned, vested, exercisable and free of forfeiture restrictions upon occurrence of the events described in this Section 10.2 shall not exceed the greater of (i) such number or value determined by the actual performance attained during the applicable Performance Period, as may be truncated by the time of the Change in Control, in accordance with the applicable Performance Criteria and Goals, or (ii) such number or value that would be fully earned, vested, exercisable and free of forfeiture restrictions had 100% of the target level of performance been attained for the entire applicable Performance Period without regard to the Change in Control.

(b) The Committee may at any time, subject to Section 9.5, provide that one or more Awards will automatically accelerate in connection with a Change in Control, whether or not those Awards are assumed or otherwise continue in full force and effect. In addition, where Awards are assumed or continued after a Change in Control, the Committee may provide that one or more Awards will automatically accelerate upon an Involuntary Termination of the Participant’s employment or service within a designated period (not to exceed eighteen (18) months) following the effective date of such Change in Control. Any such Award shall accordingly, immediately prior to the effective date of such Change in Control or upon an Involuntary Termination of the Participant’s employment or service following a Change in Control (at the Committee’s discretion), become fully exercisable and all forfeiture restrictions on such Award shall lapse.

(c) Upon a Change in Control, the Committee may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including, but not limited to, the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.

(d) The portion of any Incentive Stock Option accelerated in connection with a Change in Control shall remain exercisable as an Incentive Stock Option only to the extent the applicable One Hundred Thousand Dollar ($100,000) limitation is not exceeded. To the extent such dollar limitation is exceeded, the accelerated portion of such Option shall be exercisable as a Non-Qualified Option under the U.S. federal tax laws.

10.3 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of Shares of any class, the payment of any dividend, any increase or decrease in the number of Shares of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Committee under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to an Award or the grant or the exercise price of any Award.

ARTICLE 11. ADMINISTRATION

11.1 Committee. Unless and until the Board delegates administration of the Plan to a Committee as set forth below, the Plan shall be administered by the full Board, and for such purposes the term “Committee” as used in this Plan shall be deemed to refer to the Board. The Board, at its discretion or as otherwise necessary to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, may delegate administration of the Plan to a Committee consisting of two or more members of the Board. Unless otherwise determined by the Board, the Committee shall consist solely of two or more members of the Board each of whom is a Non-Employee Director and an “independent director” under the NASDAQ rules (or other principal securities market on which Shares are traded); provided that any action taken by the Committee shall be valid and effective, whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 11.1 or otherwise provided in any charter of the Committee. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 11.5 hereof. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act are required to be determined in the sole discretion of the Committee. Except as may otherwise be provided in any charter of the Committee, appointment of Committee members shall be effective upon acceptance of appointment; Committee members may resign at any time by delivering written notice to the Board; and vacancies in the Committee may only be filled by the Board.

11.2 Action by the Committee. Unless otherwise established by the Board or in any charter of the Committee, a majority of the Committee shall constitute a quorum and the acts of a majority of the members present at any meeting at which a quorum is present, and acts approved in writing by a majority of the Committee in lieu of a meeting, shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary or Affiliate, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

11.3 Authority of Committee. Subject to any specific designation in the Plan, the Committee has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of Shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, in each case, as permitted under Section 4.3 and Articles 6, 8 and 10, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant and may vary for Participants outside the United States;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations including adopting sub-plans to the Plan for the purposes of complying with foreign laws and/or taking advantage of tax favorable treatment for Awards granted to Participants outside the United States, as it may deem necessary or advisable to administer the Plan;

(i) Suspend or terminate the Plan at any time, provided that such suspension or termination does not impair rights and obligations under any outstanding Award without written consent of the affected Participant.

(j) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(k) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.

11.4 Decisions Binding. The Committee’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

11.5 Delegation of Authority. To the extent permitted by applicable law, the Board may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) Employees who are subject to Section 16 of the Exchange Act or (b) officers of the Company (or Directors) to whom authority to grant or amend Awards has been delegated hereunder. For the avoidance of doubt, provided it meets the limitation in the preceding sentence, this delegation shall include the right to modify Awards as necessary to accommodate changes in the laws or regulations, including in jurisdictions outside the United States. Any delegation hereunder shall be subject to the restrictions and limits that the Board specifies at the time of such delegation, and the Board may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 11.5 shall serve in such capacity at the pleasure of the Board.

ARTICLE 12. PLAN HISTORY AND EXPIRATION DATE

12.1 Plan History. The Plan became effective on April 23, 2009, the date the Plan was initially approved by the Company’s stockholders. The Plan was amended and restated, effective as of April 15, 2014, April 20, 2017 (the “2017 Amendment Date”), April 22, 2021, and [DATE], 2026 (the “2026 Amendment Date”).

12.2 Expiration Date. The Plan will continue in effect until it is terminated by the Board pursuant to Section 13.1 hereof, except that no Award may be granted under the Plan from and after the tenth anniversary of the 2026 Amendment Date. Any Awards that are outstanding on the date the Plan terminates shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 13. AMENDMENT, MODIFICATION, AND TERMINATION

13.1 Amendment, Modification, and Termination. Subject to Section 14.14 hereof, with the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval shall be required for any amendment to the Plan that (i) increases the number of shares available under the Plan (other than any adjustment as provided by Article 10), or (ii) permits the Committee to extend the exercise period for an Option beyond ten years from the date of grant.

Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option or SAR may be amended to reduce the per share exercise price of the shares subject to such Option or SAR below the per share exercise price as of the date the Option or SAR is granted and, except as permitted by Article 10, (a) no Option or SAR may be granted in exchange for, or in connection with, the cancellation, surrender or substitution of an Option or SAR having a higher per share exercise price, (b) no Option or SAR may be cancelled in exchange for, or in connection with, the payment of a cash amount or another Award at a time when the Option or SAR has a per share exercise price that is higher than the Fair Market Value of a Share, and (c) nor may any Option or SAR that has an exercise price that is higher than or equal to the Fair Market Value of a Share be repurchased or otherwise acquired for value.

13.2 Awards Previously Granted. Except with respect to amendments made or other actions taken pursuant to Section 14.14 hereof or any amendment or other action with respect to an outstanding Award that may be required or desirable to comply with applicable law, as determined in the sole discretion of the Committee, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant; provided, however, that an amendment or modification that may cause an Incentive Stock Option to become a Non-Qualified Stock Option shall not be treated as adversely affecting the rights of the Participant.

ARTICLE 14. GENERAL PROVISIONS

14.1 No Rights to Awards. No Eligible Individual or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Eligible Individuals, Participants or any other persons uniformly.

14.2 No Stockholders Rights. Except as otherwise provided herein, a Participant shall have none of the rights of a stockholder with respect to Shares covered by any Award, including the right to vote or receive dividends, until the Participant becomes the record owner of such Shares, notwithstanding the exercise of an Option or other Award.

14.3 Withholding. The Company or any Subsidiary or Affiliate, as appropriate, shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, and local taxes and taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes that may be due) that the Company or a Subsidiary or Affiliate determines are required to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan or to take such other action as may be necessary in the opinion of the Company or a Subsidiary or Affiliate, as appropriate, to satisfy withholding obligations for the payment of taxes. The Committee may in its discretion and in satisfaction of the foregoing requirement direct the Company to withhold, or allow a Participant to elect to have the Company withhold, Shares otherwise issuable under an Award (or allow the return of Shares) having a Fair Market Value equal to the sums required to be withheld; the number of Shares so withheld may be determined using rates of up to, but not exceeding, the maximum federal, state, local and/or foreign statutory tax rates applicable in a particular jurisdiction on the date that the amount of tax to be withheld is to be determined. Alternatively, the Company may require a Participant to direct a broker, upon the vesting, exercise or settlement of an Award, to sell a portion of the Shares subject to the Award determined by the Company in its discretion to be sufficient to cover the tax withholding obligations of the Company or any Subsidiary or Affiliate and to remit an amount equal to such tax withholding obligations in cash. No Shares shall be delivered hereunder to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Committee for the satisfaction of these tax obligations with respect to any taxable event concerning the Participant or such other person arising as a result of Awards made under this Plan.

14.4 No Right to Employment or Services. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary or Affiliate to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary or Affiliate.

14.5 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary or Affiliate.

14.6 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

14.7 Relationship to Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, termination programs and/or indemnities or severance payments, welfare or other benefit plan of the Company or any Subsidiary or Affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

14.8 Expenses. The expenses of administering the Plan shall be borne by the Company and/or its Subsidiaries and/or Affiliates.

14.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

14.10 Fractional Shares. No fractional Shares shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

14.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 under the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

14.12 Government and Other Regulations. The obligation of the Company to make payment of awards in Shares or otherwise shall be subject to all applicable laws, rules, and regulations of the United States and jurisdictions outside the United States, and to such approvals by government agencies, including government agencies in jurisdictions outside of the United States, in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and (ii) completion of any registration or other qualification with respect to the Shares under any applicable law in the United States or in a jurisdiction outside of the United States or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the affected Participant. The Company shall be under no obligation to register pursuant to the Securities Act, as amended, any of the Shares paid pursuant to the Plan. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, as amended, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.

14.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Texas.

14.14 Section 409A. Except as provided in Section 14.15 hereof, to the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date the Plan became effective. Notwithstanding any provision of the Plan to the contrary, in the event that following the date an Award is granted the Committee determines that the Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the date the Plan became effective), the Committee may adopt such amendments to the Plan and the applicable Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Award, in each case, without the consent of the Participant, that the Committee determines are necessary or appropriate to (a) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical.

14.15 No Representations or Covenants with Respect to Tax Qualification. Although the Company may endeavor to (1) qualify an Award for favorable tax treatment under the laws of the United States or jurisdictions outside of the United States (e.g., incentive stock options under Section 422 of the Code or French-qualified stock options) or (2) avoid adverse tax treatment (e.g., under Section 409A of the Code), the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment, anything to the contrary in this Plan, including Section 14.14 hereof, notwithstanding. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan. Nothing in this Plan or in an Award Agreement shall provide a basis for any person to take any action against the Company or any Affiliate based on matters covered by Section 409A of the Code, including the tax treatment of any Awards, and neither the Company nor any Affiliate will have any liability under any circumstances to the Participant or any other party if the Award that is intended to be exempt from, or compliant with, Section 409A of the Code, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

14.16 Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the Committee may impose such other clawback, recovery or recoupment provisions on an Award as the Committee determines necessary or appropriate in view of applicable laws, governance requirements or best practices, including, but not limited to, a reacquisition right in respect of previously acquired Shares or other cash or property upon the occurrence of cause (as determined by the Committee) (any such policy or provisions, a “Policy”), notwithstanding any provision of an employment agreement or other agreement to the contrary. All Awards shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of such Policy. To the extent that the terms of this Plan and such provisions conflict, the terms of such Policy shall prevail.

* * * *

SILICON LABS

The Leading Innovator in Low-Power Wireless.

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Have the 12 digit control number located in the box above available when you access the website and follow the instructions. Silicon Laboratories Inc. Annual Meeting of Stockholders For Stockholders of record as of February 23, 2026 Thursday, April 23, 2026 9:30 AM, Central Daylight Time Annual Meeting to be held live via the Internet. Please visit www.proxydocs.com/SLAB for more details.
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Virtual:
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This proxy is being solicited on behalf of the Board of Directors of Silicon Laboratories Inc.
The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders (the “Annual Meeting”) of Silicon Laboratories Inc. (“Silicon Laboratories”) and the Proxy Statement and hereby appoints Navdeep S. Sooch and R. Matthew Johnson (“Named Proxies”) or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, all of the shares of Silicon Laboratories that the undersigned is entitled to vote at the Annual Meeting to be held virtually at 9:30 AM, CDT on April 23, 2026, and any adjournment or postponement thereof.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED
IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Proposal 1 and FOR Proposals 2, 3 and 4. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: the Annual Report, Notice and Proxy statement are available at www.proxydocs.com/SLAB.
PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE
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SILICON LABS

Silicon Laboratories Inc. Annual Meeting of Stockholders

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

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Signature (and Title if applicable)	Date	Signature (if held jointly)	Date

Silicon Laboratories Inc. Annual Meeting of Stockholders
Please make your marks like this:
Silicon Laboratories Inc. Annual Meeting of Stockholders
THE BOARD OF DIRECTORS RECOMMENDS A VOTE:
FOR the election of the director nominees in Proposal 1 and FOR Proposals 2, 3 and 4. PROPOSAL YOUR VOTE 1. To elect two Class I directors to serve on the Board of Directors until our 2029 annual meeting of stockholders, or until a successor is duly elected and qualified;
1.01 Navdeep S. Sooch
1.02 Nina Richardson
2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2027;
3. To vote on an advisory (non-binding) resolution to approve executive compensation;
4. To approve amendments to the 2009 Stock Incentive Plan; and
5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.
NOTE: In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as they may properly come before the meeting. BOARD OF DIRECTORS RECOMMENDS FOR